      As filed with the Securities and Exchange Commission on July 11, 2002

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                      ------------------------------------
                 (Name of small business issuer in its charter)

                Nevada                                   8910                                13-3476854
                -------                                  -----                               ----------
       (State or jurisdiction of              (Primary Standard Industrial        I.R.S. Employer Identification
     incorporation or organization            Classification Code Number)                        No.

              6802 Citicorp Blvd., Suite 500, Tampa, Florida 33619
              ----------------------------------------------------
          (Address and telephone number of principal executive offices)


              6802 Citicorp Blvd., Suite 500, Tampa, Florida 33619
              ----------------------------------------------------
(Address of principal place of business or intended principal place of business)


 Robert G. Baker, 6802 Citicorp Blvd., Suite 500, Tampa, FL 33619 813-622-8550
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                              --------------------
                                   Copies to:
                                Steve Morse, Esq.
                               Lester Morse, P.C.
                               111 Great Neck Road
                           Great Neck, New York 11021
                                 (516) 487-1446
                          -----------------------------

         Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         Pursuant to Rule 429, this Registration Statement constitutes a post-effective amendment to the Registrant's Form SB-2 Registration Statement, File No. 333-55162, which related to the resale of up to 9,814,875 shares of common stock of the Registrant by certain selling security holders named therein, including 683,087 shares included in the prospectus of which this registration statement is a part.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed               Proposed
                                                                 Maximum                 Maximum
                                                             Offering Price             Aggregate
   Title of each Class of Securities      Amount to be       Per Security (1)           Offering             Amount of
            To be Registered               Registered                                     Price           Registration Fee
  Common Stock,$.001
  par value (2)                          1,537,879 (3)             .22                 $338,333.38            $ 31.13

-------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933 based upon at least an average of the last sale of the Registrant's Common Stock over a period of five business days prior to the filing dale multiplied by $.000092.

(2)      Represents the resale of shares of common stock by selling stockholder.

(3) Does not include 683,087 shares for which a registration fee has already been paid in connection with the filing of Form SB-2 Registration Statement File No. 333-55162, which shares are included in this Registration Statement pursuant to Rule 429.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject to completion, dated July 11, 2002

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.

                        2,220,966 SHARES OF COMMON STOCK

     We have 17 stockholders who are offering to sell up to 2,220,966 shares of the common stock of BBJ Environmental Technologies, Inc. as selling stockholders.

     On July 1, 2002, the last sales price of our common stock on the over the counter bulletin board was $ .22 per share. Our common stock is quoted on the over the counter bulletin board under the symbol "BBJE."

     We will not receive any of the proceeds from any resales by the selling stockholders. The expenses of this offering, estimated at $30,000, will be paid by us. The selling stockholders may sell their shares of common stock covered by this prospectus from time to time in various types of transactions, including in the over the counter market and in privately negotiated transactions. For additional information on methods of sale, you should refer to the section entitled "Plan of Distribution" on page 49.

                                ----------------

          Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                 The date of this prospectus is _________, 2002

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTAITON TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
Prospectus Summary ..........................................................    3
The Offering ................................................................    5
Risk Factors ................................................................    6
Forward Looking Statements ..................................................   11
Use of Proceeds .............................................................   11
Dividend Policy .............................................................   11
Market Information ..........................................................   11
Management's discussion and analysis of
   financial condition and results of operations ............................   13
Business ....................................................................   17
Management ..................................................................   33
Certain Transactions ........................................................   42
Principal Stockholders ......................................................   45
Description of Securities ...................................................   46
Shares Eligible for Future Sale .............................................   47
Selling Stockholders ........................................................   48
Plan of Distribution ........................................................   49
Counsel .....................................................................   51
Indemnification Disclosure for Securities Act Liabilities ...................   51
Additional Information ......................................................   51
Experts .....................................................................   52
Changes in Registrant's Certifying Accountant ...............................   52

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date of this prospectus.

     Until ___________, 2002 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

Introduction

     BBJ Environmental Technologies, Inc., a Nevada corporation established in 1988, is a holding company which owns 100% of BBJ Environmental Solutions, Inc., a Florida corporation established in 1993. Effective June 1, 2000, we acquired BBJ Environmental Solutions in exchange for the issuance of 12,410,666 shares of our common stock. Immediately prior to the completion of this transaction, we were a dormant corporation seeking to acquire a business operation.

Our Business

     We manufacture and market a proprietary line of user and environmentally friendly products that reduce indoor air contamination and, therefore, lead to a healthier indoor environment. These products are designed to safely and effectively treat the heating, ventilation, air-conditioning and refrigeration systems in homes and commercial and institutional buildings. A major feature of our flagship product BBJ MicroBiocide(R) is that the treatment prevents bacteria, mold, mildew and fungi from growing for a period of up to six months after treatment. BBJ MicroBiocide(R) is registered by the U.S. Environmental Protection Agency for the control of bacterial and algae growth in air-conditioning systems.

     All of our products provide a non-toxic, environmentally friendly way of cleaning without harming heating and air-conditioning equipment. Studies by the American Society of Heating, Refrigeration, and Air-Conditioning Engineers have shown that with a proper maintenance program the life of the equipment will be prolonged and breakdowns will occur less often, resulting in overall lower costs to end-users. Our products improve the overall indoor air quality, indoor environmental quality and air conditioning and refrigeration systems of residential, commercial, and industrial buildings, decreasing the risk of sick building syndrome and the diseases associated with it. The overall benefit to an employer will be increased worker productivity and lower employee absenteeism, lawsuits, and worker compensation claims.

Our Products

Our existing products include the following:

     Micro Coil Clean(R) (Detergent Based Industrial Cleaner) - Removes built-up dirt and debris safely without damaging surfaces where applied. The coil cleaner has great cleaning activity yet it is safe enough to wash your hands in. It does not etch the coil fins and will not damage carpeting or furnishings, if accidentally spilled.

     Power Coil Clean(R) is a non-caustic, non-corrosive heavy duty coil cleaner that safely cleans and deodorizes evaporator coils, condenser coils, heating coils, window units, air filters, blowers, and other dirty heating, ventilation, air conditioning and refrigeration components without damaging metal surfaces.

     BBJ MicroBiocide(R) (Growth Prevention) - Specifically registered by U.S. Environmental Protection Agency for use in air-conditioning and refrigeration systems to control bacterial and algal growth. It destroys active microbial growth and inhibits future growth for as long as six months. This product is to be applied after cleaning the coils with Micro Coil Clean(R) or Power Coil Clean(R).

     FreshDuct(R) Odor Eliminator - Formulated especially for conditions inside of heating, ventilation and air conditioning duct systems, it encapsulates odors at the source, not just covers them up. Its advanced technology destroys odors on contact to freshen and deodorize air ducts, basements, attics, crawl spaces, and other areas prone to odors. It is non-toxic, biodegradable, and has a light, pleasing fragrance to be used in conjunction with BBJ MicroBiocide(R).

     BBJ Spray Disinfectant/Cleaner(TM) - Disinfectant cleaner product designed to kill and clean infection and disease-causing organisms on environmental surfaces, including external portions of heating, ventilation, and air conditions systems.

     BBJ Mold and Mildew Remover Disinfectant/Cleaner(TM) - This product is specifically formulated to clean and disinfect walls, floors, and other surfaces where mold and mildew grow.

Our Sales Strategy

     Prior to July 2001, our sales organization primarily focused on strategic channel partners and direct selling while we utilized manufacturer representatives to sell to heating, ventilation, air conditioning and refrigeration wholesalers. At that time, we had only one manufacturing representative promoting our product line in Florida and we were only in a handful of the over 4,000 wholesale distributor locations that sell to the heating, ventilation, air conditioning and refrigeration contractors. In June 2001, we hired a director of sales to initiate a change in our sales and marketing strategy to:

  . Redirect the field sales organization to develop relationships with heating, ventilation, air-conditioning and refrigeration wholesalers for product distribution and promotion;
  . Develop relationships with industry manufacturer representatives to assist with product sales to heating, ventilation, air conditioning and refrigeration distribution channels; and
  . Create industry demand for indoor air quality products through education of indoor air quality and the importance of preventative maintenance to prevent the systems from becoming a breeding ground for bacteria, mold and fungi to germinate and grow.

     Beginning in the fourth quarter of 2001, we dramatically improved our presence through wholesale distributors. As of May 31, 2002, we have seven field sales personnel and eight manufacturing representatives covering 22 states and our product line is being sold in over 200 wholesale locations through a number of regional and national wholesale distributors, such as: Johnstone Supplies, Trane, Lennox, Comfortmakers, CC Dickson, Tropic, Victors and Young Supplies. Management believes that these efforts to increase sales began to be realized in the first quarter of 2002 and will continue for the foreseeable future.

                                  THE OFFERING

Authorized number of shares of preferred stock            5,000,000 shares

Series A preferred stock outstanding                        276,000 shares

Authorized number of shares of common stock              50,000,000 shares

Common stock offered by selling security holders          2,220,966 shares

Common stock outstanding before offering assuming
that 1,400,000 shares have been issued to a
selling stockholder pursuant to a consulting
agreement with ACOL International Ltd.                   26,986,578 shares

Number of our outstanding common stock purchase
options as of July 1, 2002                                4,745,738 shares

Number of common shares issuable upon
conversation of series A preferred stock                  2,208,000 shares

OTC Electronic Bulletin Board Symbol for common
stock                                                     "BBJE"

     Unless otherwise indicated, all information in this prospectus, including per share data and information relating to the number of shares issued and outstanding, has been adjusted for a one-for-three reverse stock split of our common stock effective on June 1, 2000. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that, which is contained in this prospectus. The selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

Our auditors have a going concern qualification in their opinion contained in our audited consolidated financial statements which raises substantial doubt about our ability to continue as a going concern.

     As a result of our substantial historical operating losses, limited revenues and working capital and our capital needs, our auditors have added a going concern qualification (explanatory paragraph) in their report contained in our audited consolidated financial statements which raises substantial doubt about our ability to continue as a going concern. While we have relied principally in the past on external financing to provide liquidity and capital resources for our operations, we can provide no assurances that cash generated from operations together with cash received from external financing, if any, will be sufficient to enable us to continue as a going concern.

We have a limited public financial reporting history.

     Our public financial reports reflect our operations in our current line of business for a very limited period of time. The first period of our operations as BBJ Environmental Technologies that are reflected in these reports commenced on June 1, 2000, which was the effective date of our reversed merger with BBJ Environmental Solutions. Consequently, in making your investment decision, you will only be able to review a limited amount of meaningful information regarding our financial and operational history.

We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

     For each fiscal year since our inception in July 1988, we have generated net losses. Our newly acquired subsidiary, BBJ Environmental Solutions, Inc., has also generated substantial net losses from its inception in August 1993 and has accumulated losses totaling $4,373,048 as of March 31, 2002. We have only recently emerged from our development stage operations and have historically generated limited revenues. We can provide no assurances that our operations will generate substantial revenues or be profitable in the future. If we don't achieve profitability, the market price for our common stock could decline significantly.

We will likely need additional capital and may not be able to obtain it.

     We will need to raise additional working capital funds to support our operations, meet competitive pressures, and/or respond to unanticipated requirements. We cannot assure you that additional financing will be available if needed on terms favorable to us, if at all.

If we are unable to compete effectively with our competitors, we will not be able to increase revenues or generate profits.

     Our ability to increase revenues and generate profitability is directly related to our ability to compete with our competitors. Currently, we believe that we have a competitive advantage because of our Environmental Protection Agency regulatory approval of our leading product, BBJ MicroBiocide(R). We face competition in our markets from competing technologies and direct competition from additional companies that may enter this market with greater financial, marketing and distribution resources than us. These greater resources could permit our competitors to implement extensive advertising and promotional programs, which we may not be able to match. We can provide no assurances that we will be able to compete successfully in the future.

Our sales strategy to increase sales may not be successful.

     Our primary sales focus is to distribute our products through established national and regional wholesale distributors in the heating, ventilation, air conditioning and refrigeration industry. Our strategy is to gain entry into these distributors through a combination of our own outside sales force and manufacturer's representative companies that have already penetrated them with an experienced and well-trained sales force. Our manufacturer's representatives are independent sales representatives that sell our products, as well as other manufacturer's products, to heating, ventilation, air-conditioning and refrigeration distributors. We can provide no assurances that our strategy to increase sales will be successful.

We need to successfully educate distributors, contractors and the public on the importance of good indoor air quality and the value of our products.

     We believe that the biggest obstacle our business faces is the lack of knowledge of maintaining good indoor air quality. Our employees and officers spend a considerable amount of their time educating heating, ventilation, air-conditioning and refrigeration wholesale distributors, contractors and the general public on the importance of maintaining good air quality and the value of our products. We can provide no assurances that these efforts will be successful in the future.

Our ability to increase revenues is ultimately dependent upon homeowners and building owners maintaining funds for problem avoidance.

     Sales of our products are dependent upon homeowners and building owners maintaining funds for problem avoidance. In the event that homeowners and building owners do not have funds available for such purpose, the sales of our products would be adversely affected.

We could be subject to product liability claims in the future.

     We may be liable if any of our products cause injury, illness or death. While we are not aware of the occurrence of any injury, illness or death relating to the use of our products, a product liability claim or judgment claim against us could cause serious losses.

If we fail to improve our existing management, operational and financial systems, our future growth may strain our operations.

     In the event that we achieve a rapid expansion of sales, such expansion could place significant strain on our management, operations and personnel. To manage such growth, we may have to expand and improve our existing management, operational and financial systems. If we fail to expand and improve these systems in a timely manner, this failure could have a material adverse effect on our operations.

Our success depends upon our retention of Robert G. Baker, Chief Executive Officer, and Jerry Schinella, President and Chief Operating Officer to oversee operations.

     Our success depends largely upon retaining the continued services of Robert
G. Baker, Chief Executive Officer, and Jerry Schinella, President and Chief Operating Officer, to oversee our operations. We have a limited amount of key man life insurance. A failure to retain our current key officers to oversee our operations and to hire enough qualified employees to implement our growth strategies could have a material adverse effect on our business.

If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how or violate our registered rights, it could materially and adversely affect our business.

     We hold a primary U.S. Environmental Protection Agency registration for BBJ MicroBiocide(R), which gives us the exclusive right to control the marketing of that technology for seventeen years; and are a sub-registrant for BBJ Spray Disinfectant/Cleaner(TM) and BBJ Mold and Mildew Remover Disinfectant/Cleaner(TM). These EPA registered products are also registered in all states in which they are marketed. BBJ's Micro Coil Clean(R) formula is guarded by trade secrets. The FreshDuct(R) Odor Eliminator formula was issued a Patent on September 18, 2001 and the Power Coil Clean(R) formula has a patent-pending with the United States Patent and Trademark Office. BBJ has also registered trademarks in the United States on all of its products. We regard the protection of our proprietary information as critical to our future success. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how or violate our registered rights, it could materially and adversely affect our business.

Our products may be subject to technological obsolescence.

     Considerable research is underway outside of us into the causes and solutions for indoor air quality problems. Discovery of new technologies could replace or result in lower than anticipated demand for our products and could materially adversely effect our operations.

We are subject to a wide variety of local, state and federal rules and regulations which could result in unintentional violations of such laws.

     As a chemical manufacturer, we are subject to a wide variety of local, state and federal rules and regulations. While we believe that our operations are in compliance with all applicable rules and regulations, we can provide no assurances that from time to time unintentional violations of such rules and regulations will not occur. Certain of our products are regulated by the United States Environmental Protection Agency and the individual states where marketed. Government regulation results in added costs for compliance activities and the risk of losing revenues should regulations change.

We have a limited market for our common stock and no assurances can be given that an established market will develop.

     Since June 29, 2001, our common stock has traded on the over the counter bulletin board under the symbol "BBJE." However, at most times in the past, our common stock has been thinly traded. We can provide no assurances that an active and established market for our common stock will be developed.

"Penny Stock" regulations might in the future adversely affect the resale of common stock.

     The SEC has adopted penny stock regulations which apply to securities traded over-the-counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

The possible sales of shares of common stock by our stockholders and pursuant to Rule 144 may have a significant adverse effect on the market price of our common stock.

          As of July 1, 2002, there were 26,986,578 shares of common stock outstanding after giving effect to the issuance of 1,400,000 shares to a selling stockholder. Of these 26,986,578 shares outstanding, 2,220,966 shares will be freely tradable in addition to the 6,189,570 shares that are currently freely tradable without restrictive legend. The remaining 18,576,042 shares of common stock are "restricted securities" and may be eligible for sale in compliance with an exemption from registration under the Securities Act of 1933, as amended. One such exemption is Rule 144 of the Securities Act. Sales of significant amounts of our common stock in any public market during or after this offering, or the perception that such sales may occur, could materially adversely affect the market price of the common stock.

The market price of our common stock is highly volatile and several factors that are beyond our control, including our common stock being historically thinly traded, could adversely affect its market price.

     Our common stock has been historically thinly traded. For this and other reasons, our stock price is subject to significant volatility and will likely be adversely affected if our revenues or earnings in any quarter fail to meet the investment community's expectations. Additionally, the market price of our common stock could be subject to significant fluctuations in response to:

               .    announcements of new products or services offered by BBJ
                    Environmental Solutions or its competitors;
               .    actual or anticipated variations in quarterly operating
                    results;
               .    changes in financial estimates by securities analysts;
               .    changes in the market's perception of us or the nature of
                    our business;
               .    sales of our common stock;
               .    loss of wholesale distributor relationships;
               .    general conditions in the indoor air quality industry; or
                    other events or factors.

          Furthermore, in recent years, the stock market in general, and the market for shares of stock in technology companies in particular, has experienced extreme price fluctuations. These fluctuations could materially and adversely affect the market price of our common stock in the future.

                           FORWARD LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in the prior section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

     We will not realize any proceeds from this offering. All expenses of this offering estimated at $30,000 are being paid for by us on behalf of the selling stockholders.

                                 DIVIDEND POLICY

     We intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements, which restrict our ability to pay cash dividends.

                               MARKET INFORMATION

     On June 29, 2001, our common stock commenced trading on the OTC electronic bulletin Board under the symbol "BBJE" and had a closing sales price on that date of $.65. As of July 1, 2002, the last sale of common stock in the over-the-counter market was $.22. The following table reflects the high and low closing sales prices of our common stock for the periods indicated as reported by the National Association of Securities Dealers, Inc.

                                  Common Stock
                                  ------------

                                                      High           Low
                                                      ----           ---
Year Ended December 31, 2001
----------------------------
    Third Quarter 2001                               $.72...........$.08
    Fourth Quarter 2001                               .33.............09

Year Ended December 31, 2002
----------------------------
    First Quarter 2002                               $.35...........$.10

     The quotations in the table above reflect inter-dealer prices without retail markup, markdowns or commissions. The trading activity in our common stock has been limited.

     As of July 1, 2002, there were approximately 637 holders of record of our outstanding common stock. The approximate number of holders of record of our common stock was supplied by our transfer agent, StockTrans, Inc., 44 W. Lancaster Avenue, Ardmore, PA 19003.

Equity Compensation Plan

     The following summary information as of July 1, 2002, relates to our compensation plan described in Executive Compensation under which we have granted to officers, directors, employees and consultants common stock and/or granted options to purchase our common stock:


---------------------------------------------------------------------------------------------------------------
                          (a)                            (b)                    (c)
---------------------------------------------------------------------------------------------------------------
                                                                                Number of securities
                                                                                remaining available for
                                                         Weighted average       future issuance under
                          Number of securities to        exercise price of      equity compensation plan
                          be issued upon exercise        outstanding            (excluding securities
Plan category             of outstanding options         options (1)            reflected in column (a) and
                                                                                those referenced in footnote 2
                                                                                below)
---------------------------------------------------------------------------------------------------------------
Equity compensation
Plan approved by
Security holders               4,745,738 (2)                  1.21                        4,384,262
---------------------------------------------------------------------------------------------------------------

--------------------
(1) Based upon 3,215,250 options exercisable at $1.25 per share, 440,000 options exercisable at $1.00 per share, 50,000 options exercisable at $2.00 per share, 21,000 options exercisable at $.13 per share and 1,019,488 options exercisable at $1.17 per share.

(2) Does not include the prior exercise of options to purchase 1,400,000 shares of our common stock at $.1575 per share, the prior exercise of options to purchase 1,400,000 shares of our common stock at $.375 per share and the direct issuance of 1,070,000 shares of common stock valued at $114,000 at April 15, 2002, the date of grant.

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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

          We were incorporated in the State of Nevada on July 15, 1988 under the name Lewison Enterprises, Inc. On January 19, 1994, our name changed to Omega Development, Inc. and to BBJ Environmental Technologies, Inc. on June 1, 2000.

          Our business plan was to seek to acquire and merge with a potential business that might bring substantial value to our stockholders. Effective June 1, 2000, we acquired 100% of the then outstanding common stock and preferred stock of BBJ Environmental Solutions, Inc. in exchange for the issuance of 12,410,666 shares of our common stock pursuant to an Agreement and Plan of Reorganization. In accordance with this agreement, we also contemporaneously completed a one-for-three reverse stock split and a stock repurchase of 3,465,000 shares of our common stock at a price of $.0001 per share from certain shareholders of our company. In connection with the agreement, BBJ Environmental Solutions loaned us $50,000 to be used by us for the payment of legal and accounting expenses in connection with the reorganization, bringing us current in our filings under the Securities Exchange Act of 1934 and retiring all of our debt, accounts payable and accrued expenses through the closing of the reorganization so that BBJ Environmental Technologies will have no liabilities other than a $50,000 demand 6% promissory note payable to BBJ Environmental Solutions.

Results of Operations

Three months ended March 31, 2002 versus three months ended March 31, 2001

          During the three months ended March 31, 2002, we generated revenues from product sales of $169,365 compared to $56,004 for the three months ended March 31, 2001. The increase was due to the implementation of a sales and marketing strategy to focus sales efforts on distributing our products primarily through established national and regional wholesale distributors in the heating, ventilation and air-conditioning and refrigeration industry. Our strategy is to gain entry into these distributors through a combination of our own outside sales force and manufacturer's representative companies that have established relationships.

          Total operating expenses increased to $500,764 for the three months ended March 31, 2002 from $418,427 for the three months ended March 31, 2001. This increase was due primarily to an earned stock bonus granted to our director of sales for expanding distribution and sales growth. Without such bonus, operating expenses would have decreased by $17,633 or approximately 4% from the comparable period of the prior year. Operating expenses are expected to increase in future periods as we expand our sales organization to increase sales in future periods. On June 7, 2002, we approved the stock issuance worth $140,000 in value to a management consulting firm. This will be recorded in our second quarter results as a one time charge. For the three months ended March 31, 2002 and 2001, the Company incurred a net loss of $386,580 and $388,459, respectively. Without the aforementioned stock bonus, our net loss would have decreased $101,879 or approximately 26% from the comparable period of the prior year. Management believes that if sales continue to grow as expected, we will be marginally profitable in the fourth quarter of 2002.

          As we move forward, management believes that we can fully implement our business plan by doing the following: increasing sales through the further development of national and regional wholesale distributors, distributing our promotional materials, participating in trade shows/organization memberships, and completing current research, product development and studies currently underway. While we believe that these efforts will ultimately result in increased sales and profitable operations, we can provide no assurances in this regard.

New Sales Strategy

          Prior to July 2001, our sales organization primarily focused on strategic channel partners and direct selling while we utilized manufacturer representatives to sell to heating, ventilation, air conditioning and refrigeration wholesalers. At that time, we had only one manufacturing representative promoting our product line in Florida and we were only in a handful of the over 4,000 wholesale distributor locations that sell to the heating, ventilation, air conditioning and refrigeration contractors. In June 2001, we hired a director of sales to initiate a change in our sales and marketing strategy to:

     . Redirect the field sales organization to develop relationships with heating, ventilation, air-conditioning and refrigeration wholesalers for product distribution and promotion;
     . Develop relationships with industry manufacturer representatives to assist with product sales to heating, ventilation, air conditioning and refrigeration distribution channels; and
     . Create industry demand for indoor air quality products through education of indoor air quality and the importance of preventative maintenance to prevent the systems from becoming a breeding ground for bacteria, mold and fungi to germinate and grow.

          Beginning in the fourth quarter of 2001, we dramatically improved our presence through wholesale distributors. As of May 31, 2002, we have seven field sales personnel and eight manufacturing representatives covering 22 states and our product line is being sold in over 200 wholesale locations through a number of regional and national wholesale distributors, such as: Johnstone Supplies, Trane, Lennox, Comfortmakers, CC Dickson, Tropic, Victors and Young Supplies. Management believes that these efforts to increase sales began to be realized in the first quarter of 2002 and will continue for the foreseeable future.

2001 versus 2002

          During the years ended December 31, 2001 and December 31, 2000, we had limited revenues of $328,398 and $326,147, respectively.

          During the years ended December 31, 2001 and December 31, 2000, we had operating expenses of $1,675,909 and $1,314,184, respectively. These increases were due primarily to the expansion of our sales force, increased marketing efforts and our costs associated with our recapitalization of us. Operating expenses are expected to increase significantly in future periods as we further develop our sales and marketing organization and advertise our products to certain distribution channels to increase sales in future periods.

          During the years ended December 31, 2001 and December 31, 2000, we had a net loss of $1,470,373 and $1,106,289, respectively. Our net loss may increase significantly in future periods due to increased selling and marketing efforts until such time as we have substantially increased our revenue base.

          The foregoing results were achieved over the past two years based on poor market penetration and inadequate financing for sales support, marketing and advertising, promotional material, and participation in trade shows which adversely affected our revenues. While our financing is limited, we do believe that our new sales strategy is proving successful in increasing sales for 2002.

Liquidity and Capital Resources

          As of March 31, 2002, we had net stockholders' equity of $157,312, accumulated deficit of $4,373,048 and working capital of $65,553. During the three months ended March 31, 2002 and March 31, 2001, we used cash in operating activities of $313,095 and $396,571, respectively, primarily a result of losses incurred by us. During the three months ended March 31, 2002 and March 31, 2001, cash flows from financing activities amounted to $315,525 and $(9,640), respectively. During the three months ended March 31, 2002, cash was provided by financing activities from the sale of capital stock of $265,000 and proceeds from bank lines of credit totaling $56,660 partially offset by payments on capital leases totaling $6,135. During the three months ended March 31, 2001, cash was used in financing activities to make payments on capital leases and to sell our capital stock.

          Net cash was used in operating activities during 2001 and 2000, primarily due to our net loss. During 2001, net cash was used in investing activities to purchase equipment and for security deposits. During 2001 and 2000, cash was provided from financing activities through the sale of capital stock and proceeds from cash advances from stockholders partially reduced by principal payments of bank notes and capital leases and repayments of cash advances from stockholders.

          We have a revolving line of credit with a financial institution, secured by our assets, which provides for borrowings of up to $25,000 and is due on demand. The line of credit is guaranteed by Robert G. Baker and Jerry V. Schinella. Interest on the line is charged at 2.5% over the current index rate. As of June 14, 2002, there was $25,000 outstanding under this agreement.

          We have an unsecured revolving line of credit with another financial institution, which provides for borrowings of up to $45,000 and is due on demand. The line of credit is guaranteed by Robert G. Baker, Jerry V. Schinella and Michael J. Gordon. Interest on the line is charged at 2.0% over the current index rate. As of June 14, 2002, there was $19,800 outstanding under this agreement.

          As described under Capital Stock Transactions below, we have relied principally on external financing to provide liquidity and capital resources for our operations. We sustained losses of

$386,580 in the three months ended March 31, 2002 and $1,470,373 in 2001.We have an accumulated deficit of $4,373,048 as of March 31, 2002. These factors caused our auditors to add a going concern qualification (explanatory paragraph) to their report on our audited consolidated financial statements for the year ended December 31, 2001 which appears elsewhere herein. Management intends to cure these issues through the full implementation of our new sales and marketing strategy to create product demand through heating, ventilation, air-conditioning and refrigeration wholesale distribution channels and obtaining alternative sources of financing for our short and long term needs as described below:

     . Between February and May 2002, we received $366,000 in cash through the sale of our Series A Convertible Preferred Stock at a purchase price of $1.00 per share from two overseas banks that were part of the same group that invested approximately $2.1 million in our company in 2000. Each share of the Series A Convertible Preferred Stock can be converted at anytime by the holder into eight shares of our common stock. Each share of Series A Convertible Preferred Stock shall have one vote and shall vote together with our common stockholders on each matter presented for shareholder vote, except when voting as a separate class is required by Nevada law. We issued an aggregate of 366,000 shares of Series A Preferred Stock, of which 90,000 was converted into 720,000 shares of our common stock in May 2002.

     . Effective December 31, 2001, we received a note receivable for $220,500 through an option exercise of 1.4 million shares of our common stock at a cash purchase price of $.1575 per share. The remaining balance of the note was paid in June 2002 together with interest.

     . Effective June 2002, we received a note receivable for $525,000 through an option exercise of 1.4 million shares of our common stock at a cash purchase price of $.375 per share. The note is to be paid in full by September 30, 2002 together with interest.

     . We are currently seeking to raise approximately $500,000 of additional financing through the sale of capital stock and /or debt financing from affiliated parties, private and/or institutional sources. We can provide no assurances that our efforts to raise additional financing for our short term (and long term) needs will be successful or, if successful, that such financing will be on terms satisfactory to us.

Other Recent Capital Stock Transactions

          In May 2001, we received $225,000 through an option exercise of our common stock. We sold 600,000 shares of common stock, par value $.001 per share, at a cash purchase price of $.375 per share.

          In November and December 2000, we sold through subscription agreements 2,804,000 restricted shares of our common stock at a purchase price of $.75 per share to various overseas banks. A commission in the nature of a finder's fee of 200,000 shares of our common stock was issued to two accredited investors based on the total amount of financing received by us. The investors in this private placement also received the right to name two members of our board of directors. Due to the event that our revenues for the period November 1, 2000 through October 30,

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

2001 was less than $1,667,075, the purchase price was adjusted down to $.375 per share. On November 1, 2001, we made an original issuance of 2,804,000 restricted shares to adjust downward the purchase price of the shares to $.375 per share.

          We raised $50,000 in August 2000 and $50,000 in October 2000 through two bridge loans. We granted an option for 75,000 shares of common stock, par value $.001 per share, at an exercise price of $1.25 per share for each bridge loan. The loans have been paid in full.

                                    BUSINESS

GENERAL

     BBJ Environmental Technologies, Inc., a Nevada corporation established in 1988, is a holding company which owns 100% of BBJ Environmental Solutions, Inc., a Florida corporation established in 1993. BBJ Environmental Technologies acquired BBJ Environmental Solutions effective June 2000 pursuant to an Agreement and Plan of Reorganization as described under "Certain Transactions." Our prior business operations were terminated in September 1996, at which time we began a period of inactivity until our acquisition of BBJ Environmental Solutions.

     BBJ Environmental Solutions develops, manufactures, and markets products and devices that control contamination and air pollution in heating, ventilation, air-conditioning, and refrigeration systems of homes offices, health care facilities, schools, and public buildings. Consequently, our products are highly effective in promoting good indoor air quality and indoor environment quality. Our leading product, BBJ MicroBiocide(R), is specifically registered by the U.S. Environmental Protection Agency for the control of bacterial and algae growth in air-conditioning systems.

Development of BBJ Environmental Solutions

     Robert Baker, our Chairman of the Board and Chief Executive Officer, developed the idea for BBJ Environmental Solutions in July 1987 when he acquired an infection in a hospital that resulted in severe pain and required over six months to heal. As a result of this experience, he was determined to learn all he could about the causes of such infections and do everything possible to prevent or minimize them. Through diligent research, Mr. Baker became convinced that a significant cause of indoor air pollution and disease transmission was directly related to inadequate maintenance of air-conditioning and air-handling systems. While managing the facilities and other administrative services of the M.D. Anderson Cancer Center, during the mid-to-late 1980's, he uncovered several instances where the air-conditioning systems contributed to serious infection-control problems.

     Mr. Baker began a study of air quality problems, examining their causes and methods for improvement. He also developed methods for testing the biological content of air-conditioning systems, establishing the level of risk relative to contamination, and conceived methods for controlling the build-up of contaminating organisms. After about four-years, he discovered an agent that can be used safely in the air stream that is also highly effective against troublesome microbes. Although pathogens or disease causing organisms are normally thought of as the greatest concern, it

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

is not the major problem. Virtually all bacteria, mold and other fungi that grow to high concentrations in the indoor environment can cause air quality problems.

The Market for Indoor Air Quality

     Indoor contaminants are a source of pollution that can cause a host of symptoms that have become known as sick building syndrome. Sick building syndrome causes occupant discomfort and complaints, low worker productivity, and, in severe cases, illness and disability. Such contamination poses a threat to both human health and the environment. Conventional disinfectants are not a satisfactory means of control because they actually add more contamination than they remove. Our products, on the other hand, prevent the formation of and remove potentially harmful contaminants without introducing additional pollution to the indoor environment of buildings such as office buildings, residences, schools, food processing plants, hospitals and nursing homes.

     Contamination of air associated with bacteria, fungi, molds, and yeast growth is believed by Management to be the primary cause of the indoor air quality problems that have received so much attention during the past ten years. The resulting building related illnesses and sick building syndrome cases lead to illness, discomfort, lost productivity, and significant legal risks for employers and building owners. Our products are used by heating, ventilation, air conditioning and refrigeration contractors and building maintenance technicians both in scheduled maintenance programs and during more in-depth cleanup operations.

     Indoor air quality has become a major health concern in the United States and in other developed countries around the world. Indoor air pollution can lead to the serious problem of sick building syndrome which results in a wide range of health concerns, including respiratory disease, dizziness, eye irritation, and general fatigue.

     The Occupational Safety and Health Administration estimated that over 21 million employees are exposed to indoor air quality problems. Due to the magnitude of the problem, the U.S. Environmental Products Agency, the Occupational Safety and Health Administration and the Department of Energy have all concurred that sick building syndrome was one of the principal environmental problems confronting the United States in the 1990's and beyond. Although sick building syndrome is a relatively new problem, methods to prevent and control it are available. The simplest solutions are proper facility management and regular maintenance programs.

     According to reports by the American Lung Association and the U.S. Environmental Protection Agency, a clean air-conditioning system of a building is extremely important since many people spend more than 90 percent of their time in indoor environments. Levels of indoor contamination can be up to 70 times higher than outside. The re-circulation of stale air in an indoor environment concentrates airborne particles and organic compounds, byproducts of combustion and biological contamination.

     When building occupants become ill as a result of sick building syndrome, it leads to increased employee absenteeism, lost productivity, increased health insurance premiums and workers'

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

compensation claims. Consequently, sick building syndrome provides a basis for costly litigation against building owners, managers, contractors, architects, heating, ventilation, air-conditioning and refrigeration companies, manufacturers, and others that have worked in the building. A significant cause of sick building syndrome is microbiological contamination of indoor environments. The Legionnaires Disease outbreak in Philadelphia in 1976 is probably the most publicized case of illness caused by a pathogenic (disease-causing) microbial agent in a building.

     According to the Air Pollution Prevention and Control Division of the U.S. Environmental Protection Agency, many heating, ventilation and air conditioning system components can act as direct or indirect sources of particles and/or volatile organic chemicals. Most prominent is the occurrence of biological growth and bioaerosol generation in the presence of moisture provided by air washers and other recirculating water systems, inadequate humidity control, poorly designed humidifying systems, insufficient cooling coil maintenance, and condensate drip pans. These problems appear to be exacerbated by dust accumulation, and infiltration of outdoor contaminants that are distributed to indoor spaces by the heating, ventilation and air conditioning system, and the results of such contamination are that allergic reactions can range from mildly uncomfortable to life-threatening, as in a severe asthma attack. Some common signs and symptoms are watery eyes, runny nose and sneezing, nasal congestion, itching, coughing, wheezing and difficulty breathing, headache, and fatigue.

     According to the U.S. Department of Health and Human Services, heating, ventilation and air conditioning systems must be well maintained, inspected and cleaned on a prescheduled and periodic basis and repaired as needed. If maintenance is inadequate, problems that may arise again include growth and dissemination of microbial agents from water reservoirs or water-damaged areas and the dissemination of irritant dust through air supply from the heating, ventilation and air conditioning systems.

     Commercial building owners, employees, and homeowners have become increasingly concerned about the effects of bacteria and mold contamination in air-conditioning systems. During the last few years, many new products have been brought to the market that claim to improve the quality of indoor air. None of these products provide the efficacy of our approach. We believe that our products have a competitive advantage in that our products have the lowest toxicity and highest benefits of any known products on the market today.

The Heating, Ventilation and Air-Conditioning Industry

     The heating, ventilation and air conditioning industry consists of the installation, replacement, maintenance service and repair of heating, ventilation and air conditioning systems at existing residences and commercial businesses and the installation of systems at newly constructed homes and businesses.

     According to Air Conditioning, Heating and Refrigeration News, there are approximately 43 million central air conditioners, 54 million furnaces and nine million heat pumps in operation in homes in the United States. The News further states that there are over 30,000 heating, ventilation

                                       19

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and air conditioning contractors operating in the United States. According to the Air Conditioning and Refrigeration Institute, over 61 million air conditioners have been installed in the United States since 1975.

     According to a report published by the U.S. Department of Housing and Urban Development for 1995, 80% of all new houses constructed in the United States included central air conditioning. According to the U.S. Census Bureau, manufacturers sales for all residential air conditioners and warm air furnaces produced in 1997 were approximately $5.5 billion, reflecting a compound annual growth rate of 7.2% from 1993 to 1997.

     Services in the residential market consist of the installation, replacement, maintenance and repair of heating and air conditioning systems at existing residences and the installation of heating and air conditioning systems in newly constructed homes. This market is served by small, owner-operated businesses operating in a single geographic area and dealers owned by consolidators, utility companies and others, some of which may operate under a uniform trade name and in multiple geographic locations. The retail sales and service market in the United States is comprised of over 30,000 dealers.

The Refrigeration Industry

     The refrigeration industry consists of the installation, replacement, maintenance service and repair of refrigerative cooling apparatus and systems at existing commercial businesses and industrial processes and the installation of refrigeration systems at newly constructed industries and businesses. An ancillary market that must be addressed with different channels, but similar products is the transport refrigeration industry. It consists of the installation, replacement, maintenance service and repair of refrigerative cooling apparatus and systems on existing vehicles, such as over-the-road trucks, railroad and shipboard businesses and the installation of refrigeration systems at newly constructed vehicles.

     The U.S. Census Bureau reports that close to 20,000 food processing/manufacturing locations that require significant volumes of refrigerated air to control and preserve their products. In all, according to the U.S. Census Bureau, the total available market annually for industrial refrigeration hygiene in food processing/manufacturing plants is estimated to be over $17 million.

The BBJ Solution to Indoor Air Quality

     We manufacture and market a proprietary line of user and environmentally friendly products that reduce indoor air contamination and, therefore, lead to a healthier indoor environment. These products are designed to safely and effectively treat the heating, ventilation, air-conditioning, and refrigeration systems in homes and commercial and institutional buildings. A major feature of our flagship product BBJ MicroBiocide(R) is that the treatment prevents bacteria, mold, mildew and fungi from growing for a period of up to six months after treatment.

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

     All of our products provide a non-toxic, environmentally friendly way of cleaning without harming heating and air-conditioning equipment. Studies by the American Society of Heating, Refrigeration, and Air-Conditioning Engineers have shown that with a proper maintenance program the life of the equipment will be prolonged and breakdowns will occur less often, resulting in overall lower costs to end-users.

     Our products improve the overall indoor air quality, indoor environmental quality and air conditioning and refrigeration systems of residential, commercial, and industrial buildings, decreasing the risk of sick building syndrome and the diseases associated with it. The overall benefit to an employer will be increased worker productivity and lower employee absenteeism, lawsuits, and worker compensation claims.

Description of Products Competitive Strengths and Strategy

     Our existing products include the following:

     Micro Coil Clean(R) (Detergent Based Industrial Cleaner) - Removes built-up dirt and debris safely without damaging surfaces where applied. The coil cleaner has great cleaning activity yet it is safe enough to wash your hands in. It does not etch the coil fins and will not damage carpeting or furnishings, if accidentally spilled.

     Power Coil Clean(R) is a non-caustic, non-corrosive heavy duty coil cleaner that safely cleans and deodorizes evaporator coils, condenser coils, heating coils, window units, air filters, blowers, and other dirty heating, ventilation, air-conditioning, and refrigeration components without damaging metal surfaces.

     BBJ MicroBiocide(R) (Growth Prevention) - Only product specifically registered by U.S. Environmental Protection Agency for use in air-conditioning and refrigeration systems to control bacterial and algal growth. It destroys active microbial growth and inhibits future growth for as long as six months. This product is to be applied after cleaning the coils with Micro Coil Clean(R) or Power Coil Clean(R).

     FreshDuct(R) Odor Eliminator - Formulated especially for conditions inside of heating, ventilation and air conditioning duct systems, it encapsulates odors at the source, not just covers them up. Its advanced technology destroys odors on contact to freshen and deodorize air ducts, basements, attics, crawl spaces, and other areas prone to odors. It is non-toxic, biodegradable, and has a light, pleasing fragrance to be used in conjunction with BBJ MicroBiocide(R).

     BBJ Spray Disinfectant/Cleaner(TM) - Disinfectant cleaner product designed to kill and clean infection and disease-causing organisms on environmental surfaces, including external portions of heating, ventilation, and air conditions systems.

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

     BBJ Mold and Mildew Remover Disinfectant/Cleaner(TM) - specifically formulated to clean and disinfect walls, floors, and other surfaces where mold and mildew grow.

Micro Coil Clean(R)

     Micro Coil Clean(R) is a detergent-based, pH-balanced industrial and residential surface cleaner specially formulated for preventative maintenance use on heating, ventilation, air-conditioning, and refrigeration coils. The Micro Coil Clean(R) formula is a company trade secret. It is distinguished from other such cleaners in that it is free from the properties that make many competing products harmful to users, hard on equipment, damaging to the environment, and a potential source of air contamination that their use attempts to prevent.

     This product is formulated using a proprietary combination of highly engineered surfactants that are classified as "readily biodegradable" according to the standard U.S. Environmental Protection Agency method. It does not contain alkalis that are caustic, phosphates that contaminate the environment, solvents that result in air pollution, or the strong acids that make many products corrosive. Micro Coil Clean(R) is a companion product to BBJ MicroBiocide(R) in that a system must be clean before it can be successfully treated with BBJ MicroBiocide(R). Contamination restricts the movement of air through the coil. Consequently, contaminated systems have higher operating costs, break down more frequently and have shorter lives. Thus, system cleaning is extremely cost effective.

Power Coil Clean(R)

     Power Coil Clean(R), with BBJ Enviro-Gard(R), is a non-caustic, non-corrosive heavy duty coil cleaner that safely cleans and deodorizes evaporator coils, condenser coils, heating coils, window units, air filters, blowers, and other dirty heating, ventilation, air-conditioning, and refrigeration components without damaging metal surfaces. BBJ Enviro-Gard(R) is an encapsulation control agent that regulates the proven cleaning power of ammonium bifluoride without damaging metal surfaces or generating harmful byproducts. This revolutionary patented technology allows Power Coil Clean(R) to clean like an acid, but without damaging the equipment. Power Coil Clean(R) removes stubborn dirt and other deposits on heating, ventilation, air-conditioning and refrigeration coils. This buildup on coils causes reduced system efficiency as it interferes with the heat transfer process of the heating, ventilation, air-conditioning and refrigeration unit. With its special fast, penetrating action, Power Coil Clean(R) gets to hard to reach places by cutting through the toughest dirt and grime. Although it leaves coils clean and shiny, its patented formula is safe and non-corrosive on all metals, including aluminum, copper and iron. Power Coil Clean(R) also will not stain or bleach materials or fabrics. Many acid and alkaline cleaners on the market today clean in part by causing a chemical reaction between the cleaner and the metal that destroys the surface of the metal. This type of chemical reaction damages coils causing system inefficiency and failure. Tests have shown that up to 90 percent of the weight of aluminum coil stock is lost by soaking in these types of cleaners for as little as four hours. Power Coil Clean(R) has the same powerful cleaning action, but without the damaging effects of these cleaners.

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BBJ MicroBiocide(R)

     BBJ MicroBiocide(R) is specifically registered with the U.S. Environmental Protection Agency for heating, ventilation, air conditioning and refrigeration systems, and is highly effective in preventing or inhibiting the growth of active microorganisms such as bacteria, algae, mold and other fungi that grow in heating, ventilation, air-conditioning and refrigeration systems for months at a time. Although BBJ MicroBiocide(R) effectively kills these microorganisms upon application, what makes this product unique is its ability to make that same treated surface uninhabitable to future microbial growth for months at a time. The product is economical to use and does not require highly trained applicators or complex procedures. Consequently, it is attractive to heating, ventilation, air-conditioning and refrigeration contractors and building owners who utilize their own maintenance technicians. BBJ MicroBiocide(R) is sold as a two component package that the user mixes before use. One bottle contains the BBJ MicroBiocide(R) diluent and the other bottle contains the activator crystals. The product is highly concentrated. Following the mixing instructions for the activator crystals and the diluent, the product is diluted at the rate of three ounces of concentrate per gallon of tap water. This contributes to the economical use because a large supply can be shipped long distances at a low cost. BBJ MicroBiocide(R) is also sold under the Nalco Diversified Technologies label as Coil Clear. We are in discussions with several companies who have also expressed an interest in private labeling BBJ MicroBiocide(R). We can provide no assurances that these discussions will result in definitive contracts.

FreshDuct(R) Odor Eliminator

     FreshDuct(R) Odor Eliminator, introduced in October 1998, was developed for the control of odors associated with smoke, pets, spoilage, water infiltration, and other contamination in air-conditioning ducts, plenum and crawl spaces, wall cavities and other difficult to reach areas. FreshDuct(R) Odor Eliminator is specially formulated to control odors and other sources of indoor pollution gently but effectively. It encapsulates odors at the source, not just covers them up. It freshens and deodorizes interiors of both lined and unlined ductwork. FreshDuct(R) Odor Eliminator controls odors by both encapsulating and breaking down odor molecules and time releasing a fresh fragrance. FreshDuct(R) Odor Eliminator is user friendly and there is no need to evacuate the premise during application. FreshDuct(R) Odor Eliminator is formulated with non-toxic and readily biodegradable ingredients that will not accumulate in the environment.

BBJ Spray Disinfectant/Cleaner(TM)

     BBJ Spray Disinfectant/Cleaner(TM) is a hospital strength disinfectant/cleaner product designed to kill disease-causing organisms such as tuberculosis bacillus, Hepatitus B, viruses such as Aids, and Herpes, bacteria, and fungi. BBJ Spray(TM) is fully registered with the U.S. Environmental Protection Agency. The product is designed and manufactured for full-strength use on surfaces, walls, floors, bathrooms and kitchens. It is effective against the control of both disease and odor causing organisms. The product is low in toxicity, mild to the skin, and has a light, pleasing fragrance. This is an advantage because many disinfectant formulations utilize harsh chemicals that are corrosive,

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irritating to the skin, and give off pungent odors. Although BBJ Spray(TM) is a mild disinfectant, the product exhibits excellent cleaning and germ control ability.

BBJ Mold and Mildew Remover(TM) Disinfectant/Cleaner

     BBJ Mold and Mildew Remover Disinfectant/Cleaner(TM) combines the germ killing ability of a disinfectant with a cleaning agent to remove harmful mold and mildew. It disinfects and cleans hard, non-porous, inanimate environmental surfaces such as air-conditioning vents, grilles, diffusers and other hard surfaces where microbial contamination may accumulate. BBJ Mold and Mildew Remover(TM) is highly effective against a broad range of disease causing organisms, yet harmless to equipment. BBJ Mold and Mildew Remover(TM) is convenient and mild to use without any damaging side effects. Its light citrus scent dissipates rapidly making it a pleasure to use. It will not stain or blemish most fabrics. This product was developed as a companion product for the heating, ventilation and air conditioning market. Service technicians often encounter unsightly growths of fungi and mold on supply grills and adjacent surfaces. Not only do these stains detract from the appearance of the facility, they can cause recontamination of the air-conditioning system following cleaning unless properly eliminated. BBJ Spray(TM) was developed to kill and remove these troublesome organisms. It is ideal for and disinfecting exterior system surfaces, internal system surfaces to be treated and rinsed off, and areas where a "knock down" of contamination is necessary before starting work. It is also handy to assure contamination is not moved from job to job by spraying such things as tools, shoes and gloves.

Competitive Strengths

     Management believes that we have a combination of strengths that positions us as a leading provider of indoor air quality, indoor environmental quality and heating ventilation and air conditioning hygiene products and services. Our competitive advantages are as follows:

     . Reputation. We are establishing BBJ Environmental Solutions with a reputation for quality products that provide solutions for indoor air quality problems, indoor environment quality problems and heating, ventilation and air-conditioning hygiene.
     . Commitment to Product Innovation and Technological Leadership. Throughout our history, management has dedicated substantial resources to our research and development and product innovation. We pioneered the introduction of the first U.S. Environmental Protection Agency registered antimicrobial to be used in controlling bacteria and other growth in the heating, ventilation and air conditioning system.
     . EPA Registration. Other manufacturers developing (or who have developed) new formulations will have to undergo a time consuming U.S. Environmental Protection Agency process, which normally takes two years or more.
     . Research and Development. Mr. Robert Baker, our Chief Executive Officer, is well known in indoor air quality research and heating, ventilation, air conditioning science. He is on the Board of Directors of the Air Care Division of the Consumer Specialties Manufacturers Association and chairs its indoor air quality committee. He serves as a member of several

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          technical committees of the American Society of Refrigeration and
          Air-conditioning Engineers.

Strategy

     Our objective is to be a leading provider of indoor air quality, indoor environmental quality and heating, ventilation and air conditioning hygiene products and services. The key elements of our strategy to accomplish this objective include the following:

     . Enhance Consumer Awareness. We intend to further establish our brand name recognition through public relations and mass market advertising.
     . Expand Awareness in the Heating, Ventilation and Air Conditioning Industry. We will continue to work with heating, ventilation, air conditioning and refrigeration contractors, dealers, wholesalers, original equipment manufactures, and service companies to promote indoor air quality, indoor environmental quality and heating ventilation and air conditioning hygiene services. We will advertise in trade publications and attend trade shows.
     . Expand Awareness in the Medical Community. The medical profession has already acknowledged the benefits of our products. We will continue to seek the endorsements of medical professionals, with an emphasis toward asthma and allergy physicians.
     . Continue to Develop New Indoor Air Quality Products. We are currently developing several new products.
     . Expand Distribution System. We will continue to focus on expanding distribution through heating, ventilation and air conditioning contractors, wholesalers and dealers, maintenance service providers, refrigeration wholesalers, dealers, and contractors.
     . Penetrate Industrial/Commercial Refrigeration Industry. Significant users of high-capacity industrial refrigeration units exist in the food processing, sales, and distribution industry. These users are extremely concerned with bio-contamination of their product and consequently are prime candidates for the sale of coil cleaner and biocide products for use on their refrigeration coils.
     . Promote Cross Selling. We will promote cross selling of our products as a preventative maintenance solution and encourage heating, ventilation, air conditioning and refrigeration service providers to leverage this solution into an ongoing source of revenues. Users benefit from the reduced system performance deterioration resulting from the prevention of micro-organisms generating a biofilm that attracts dust thereby restricting heat transfer and organic compounds that attack cooling coil metals. Emphasizing these benefits will also enhance the attractiveness of the product to the building owner and maintenance organizations.

Manufacturing

     Currently, all manufacturing is done in our Tampa, Florida facility. The production facility consists of a modern automated clean liquid filling line and weight batch blending room. Production and blending operations are climate controlled and meet good manufacturing production specifications. Our management believes that this facility has the capacity to meet our anticipated production forecasts for the next five years.

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Purchasing

     We rely on various suppliers to furnish the raw materials and components used in the manufacturing of our products. Management believes that there are alternative suppliers for all of the key raw material and component needs.

Marketing Orientation

     Since 1994, we have been manufacturing quality products that not only help to remove microbial growth but also aid in the prevention of it. We have positioned ourselves in our product brochures and advertising sheets as an environmental company providing solutions to a targeted niche market - inhibition of microbial contamination in heating, ventilation, air conditioning and refrigeration systems. We have developed relationships with several important industry leaders and associations that have allowed us to remain on the forefront of all technological advancements in the indoor air quality field. We also maintain a solid relationship with government entities, such as the Environmental Protection Agency and Occupational Health and Safety Administration. By adhering to the guidelines established by these agencies and remaining active in the development and implementation of new regulations, we expect to develop new products in the most efficient manner possible.

     To further our image and promote our product line, we have engaged outside marketing communications advisors to develop our product brochures, advertising sheets and some product public relations.

Sales Strategy

     Our primary sales focus is to distribute our products through established national and regional wholesale distributors in the heating, ventilation, air conditioning and refrigeration industry. Our strategy is to gain entry into these distributors through a combination of our own outside sales force and manufacturer's representative companies that have already penetrated them with an experienced and well-trained sales force. Our manufacturer's representatives are independent sales representatives that sell our products, as well as other manufacturer's products, to heating, ventilation, and air-conditioning distributors.

Heating, Ventilation, and Air-Conditioning Distributors

     The heating, ventilation, and air-conditioning ("HVAC") contractors who serve the majority of residential and commercial customers buy most of their parts and supplies from local heating, ventilation, and air-conditioning distributors. Such distributors range from small single location companies to huge national chains. To be successful in moving products through these outlets, our regional managers and manufacturer's representatives spend a significant amount of time and effort

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helping distributors sell our products and training sessions for distributor employees and heating, ventilation, and air-conditioning contractors. See "Recent Developments."

Heating, Ventilation, and Air-Conditioning Contractors/Dealers

     There are approximately 40,000 to 45,000 heating, ventilation, and air-conditioning contractors in the U.S. serving the residential, commercial, and industrial markets. These contractors have technicians that provide equipment, parts, and service to residential and commercial customers. Traditionally, the majority of the contractor's business was the installation and repair of heating, ventilation, and air-conditioning equipment. Recently, contractors have been moving into new areas that generate increased profit margins. By using our products as part of a regular preventative maintenance program, contractors can offer a valuable service to their customers, generate additional revenue, and do not have to lay off their employees during their slow periods.

Residential and Commercial Customers

     Residential customers consist of all homeowners that have heating, ventilation and air conditioning systems installed. Commercial customers are building owners or maintenance technicians who purchase heating, ventilation, air-conditioning and refrigeration products or service for the facility. These facilities consist of hospitals, hotels, schools, government entities, food processing plants, small and large businesses, and any other type of commercial facility. In instances where the facility is large enough to have its own maintenance department, they will buy directly for a HVAC distributor or strategic channel partner. These consumers are becoming increasingly aware of the problems associated with poor indoor air quality and are taking active roles in seeking a solution.

Strategic Channel Partners

     Although our distribution strategy focuses primarily on HVAC distributors, we also use strategic channel partners of indoor air quality, indoor environment quality, and heating, ventilation, and air-conditioning hygiene products to penetrate niche markets. Strategic channel partners distribute our brand line or their private label line. The characteristics of a strategic channel partners is a company that:

     .    Buys and resells our products,
     . Has a good reputation in market assigned segment (preferably a market leader),
     .    Has a strong presence with users in market segment,
     . Outside sales force, telemarketing sales force, and/or e-commerce capability,
     .    Carries inventory and finances receivables, and
     .    Orders more than $ 25,000 net sales per year

     Major strategic channel partners that have had success in representing our products include Abatement Technologies, AAF International, Nalco Diversified Technologies, Inc. and Mustang Engineering. During the past three years, no customer accounted for more than 10% of our revenues

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

except for Nalco Diversified Technologies (17%) and Johnstone Supplies (11%) in 2001, Nalco Diversified Technologies (29%), Purolator (14%) and Sears Home Central (11%) in 2000, and Abatement Technologies (10%), Nalco Diversified Technologies (25%) and Sears HomeCentral (12%) for fiscal 1999.

Other Markets

     Air Duct and Automobile MicroBiocide: The growth of fungi in air ducts is a major problem in both homes and public buildings. The Environmental Protection Agency has not registered any products for use in ducts. During the past two years, EPA enforcement inspectors have removed a number of products from the market that have made improper claims for use in ducts. Therefore, there is a huge unfilled demand for such a product. We have developed a product that works extremely well in this application. BBJ Environmental Solutions and the College of Public Health at the University of South Florida commenced on January 25, 1999, a study to test a new antimicrobial product for all ductwork materials. We developed the study method in conjunction with the EPA over three years. The completed study was submitted to the EPA in late 2001. This study developed data that allows important additional claims for use of this product on air duct surfaces as well as for use in automobiles. Allergy and asthma physicians, in particular, have inquired on behalf of their patients for a product for automobiles. Existing customers have projected that sales of such a product could exceed the level of sales for all of our other products.

     Automated Clean-in-Place: BBJ Environmental Solutions has produced a novel new technology. It is currently in a patent pending status in the United States and consists of a device that a contractor installs on a central air conditioner unit. This device cleans and treats the air handler cooling coil, keeping the system in like new condition and eliminating the mold and bacterial growth and other fouling that normally accumulates during operation. Systems maintained in this manner will operate more economically, last longer, and provide cleaner and healthier air to the conditioned spaces in the home or business where installed. This device is an advantage to the contractor in that it automates a difficult and messy task that many technicians avoid doing yet is vitally important to customer satisfaction. It also provides an additional source of revenue and the opportunity for ongoing revenue by providing annual replacement of the consumable fluids used in the device. We anticipate introducing the device before the end of 2002.

     Energy Efficiency: Although most experts believe that clean systems operate more efficiently and use less energy than dirty systems, this issue has not been well studied. Not only do we not know the level of contamination needed to reduce efficiency and how long it takes to build to that level, we do not know how to detect when contamination is at a critical point. During 2001, we initiated a series of studies with the School of Engineering at Oklahoma State University to better understand this issue. We believe these studies will lead to new products for both detection removal of energy wasting contamination.

     Biological Warfare: The Environmental Protection Agency has launched an industry/government initiative to establish standards for products that are intended to lessen or prevent morbidity related to the release of biological agents by a hostile force or individual. Our chief executive officer,

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

Robert Baker, is a member of the Antimicrobials committee and is chairman of the indoor air quality committee of Consumer Specialty Products Association, which is an integral part of this initiative. This will help to have our products be considered as to their potential to protect against acts of terrorism.

     Healthcare/Dental/Homeowner: BBJ Spray(TM) has been test marketed and targeted towards the healthcare and dental industries. There are approximately 865,000 healthcare providers and 35,000 dentists in the United States. BBJ Spray(TM) is popular in this market because of its disinfectant ability towards various diseases such as herpes, Hepatitus B, tuberculosis and AIDS.

Major Obstacle - Overcoming Lack of Knowledge

     In the past, heating, ventilation and air conditioning contractors/dealers have not been knowledgeable about indoor air quality and indoor environmental quality. Consequently they have looked to equipment sales as the main source of profit. Heating, ventilation and air conditioning hygiene has been accomplished through repeated cleaning using products, which are both harsh to the environment and damaging to the equipment being cleaned. This has changed dramatically over the past few years. Contractors are becoming more knowledgeable regarding indoor air quality and indoor environmental quality due to the articles, seminars, and media attention on the subject. Pricing for major equipment sales is becoming more competitive, thus bringing margins down. Users and owners are demanding longer life and improve performance from their existing systems to avoid additional capital outlays. Therefore, contractors/dealers as well as original equipment manufacturers are looking towards the service and parts division of their business for generating increased sales and profits.

Government Regulation

     As a chemical manufacturer, we are subject to a wide variety of local, state and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. Certain of our products are regulated by the United States Environmental Protection Agency and the individual states where marketed. Government regulation results in added costs for compliance activities and the risk of losing revenues should regulations change.

Governmental Influences

     A new industry consensus standard for attaining acceptable levels of indoor air quality in commercial buildings is being finalized by the American Society of Heating, Refrigeration, and Air-conditioning Engineers. This standard, which will be referenced in building codes throughout the United States, will for the first time, include requirements for the periodic inspection and cleaning of heating and air-conditioning systems. This new standard is expected to lead to growth in demand for products that prevent microbial growth in and clean air-conditioning systems. Management believes that BBJ MicroBiocide(R) has features that make it desirable to meet the needs of this new market.

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Research and Development

     The College of Public Health at the University of South Florida and us have recently commenced a study to test a new antimicrobial product for all duct work materials. The study method is owned by us and was developed in conjunction with the Environmental Protection Agency. Management believes that it is the only study method approved so far by the U.S. Environmental Protection Agency for determining indoor exposures through product concentration levels. Management also believes that the submitted results that were made on our new antimicrobial formulation to the EPA indicate its use in ductwork falls within safety parameters acceptable to the EPA.

Proprietary Rights

     We hold a primary U.S. Environmental Protection Agency registration for BBJ MicroBiocide(R), which gives us the exclusive right to control the marketing of that technology for seventeen years; and are a sub-registrant for BBJ Spray Disinfectant/Cleaner(TM) and BBJ Mold and Mildew Remover Disinfectant/Cleaner(TM). These EPA registered products are also registered in all states in which they are marketed. BBJ's Micro Coil Clean(R) formula is guarded by trade secrets. The FreshDuct(R) Odor Eliminator formula was issued a Patent on September 18, 2001 and the Power Coil Clean(R) formula has a patent-pending with the United States Patent and Trademark Office. BBJ has also registered trademarks in the United States on all of its products. We also rely on a combination of trade secret laws, nondisclosure and other contractual agreements and technical measures to protect our proprietary rights in our products. We believe that our products, trademarks, and other proprietary rights do not infringe on the proprietary rights of third parties.

Competition

     The market for indoor air quality products and services is relatively new. Management believes that our current competition for our products is limited because of the U.S. Environmental Protection Agency regulatory approval granted on the BBJ MicroBiocide(R) product. The market for heating, ventilation, air conditioning and refrigeration service and replacement industry is highly competitive. As the market for indoor air quality products and services expands, competition will likely be greater in the future. Competition may involve companies with greater experience, financial and other resources than us. The primary technologies that might be considered as alternatives to our products for indoor air quality improvement include: air cleaning and filtration and photocatalytic destruction (UV light).

     Although management believes that there are presently no other products that inhibit microbial growth on the market that have U.S. Environmental Protection Agency registration for the air-conditioning system as does BBJ MicroBiocide(R), heating, ventilation, air conditioning and

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

refrigeration contractors may perceive any product claiming to control contamination as being equal to our products.

     The following provides a brief description of technologies that compete with our products to improve indoor air quality:

     1. Air Cleaning and Filtration: Some potential users initially see improved air cleaning as a competing technology for use of an antimicrobial (such as our products) to control growth. However, while high efficiency filtration is beneficial, it does not substitute for effective control of bacteria and other growth in the heating, ventilation and air conditioning system.

     2. Ozone and Negative Ion Generation: Although ozone generators and like devices are aggressively marketed with impressive sounding claims, Management believes that they are not effective. In fact, it is the position on ozone of the United States Environmental Protection Agency and the California Environmental Protection Agency to absolutely reject the use of ozone. Ozone generators that are sold as air cleaners intentionally produce the gas ozone. Often the vendors of ozone generators make statements and distribute material that lead the public to believe that these devices are always safe and effective in controlling indoor air pollution. Some vendors suggest that these devices have been approved by the federal government for use in occupied spaces. To the contrary, no agency of the federal government has approved these devices for use in occupied spaces. Because of these claims, and because ozone can cause health problems at high concentrations, several federal government agencies have worked in consultation with the U.S. Environmental Protection Agency to produce public information on Ozone. Manufacturers and vendors of ozone devices often use misleading terms to describe ozone. Terms such as "energized oxygen" or "pure air" suggest that ozone is a healthy kind of oxygen. Ozone is a toxic gas with vastly different chemical and toxicological properties from oxygen. Several federal agencies have established health standards or recommendations to limit human exposure to ozone. Potential health effect risks are: decreases in lung function; aggravation of asthma; throat irritation and cough; chest pain and shortness of breath; inflammation of lung tissue; and higher susceptibility to respiratory infection.

     3. Ultra Violet light: Photocatalytic destruction is an old technology that recently has received new attention as a possible means of destroying contaminants in air ducts. Several units have been brought to market during the past few years with claims that they can be mounted in a duct and will eliminate all contaminants. Management believes that these claims will not hold up under independent testing. In addition, installation, operation, and maintenance costs are high and the units generate considerable heat that adds to the energy load of the facility. Typically, a well designed and maintained system will cost an owner ten times the annual operating cost as the semi-annual application of the our products. Also, the space required for an adequate unit is typically not available in most facilities. The fact is that these devices introduce a whole new set of maintenance challenges themselves. For example, the efficiency of UV lamps degrades rapidly when coated with even a light layer of dust. Therefore, most manufacturers recommend that they be cleaned monthly (not likely to

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

          happen and requires more labor than doing it right). Then you have cost of power to run them, replacement of lamps and electronics, and the fact that they must be installed so the direct light must reach every surface where organisms are likely to grow.

Employees

     As of June 30, 2002, we had 15 full time employees. Additional sales and marketing personnel may be hired in the future as our sales efforts require such additional personnel.

Property

     We are located in a 7,000 square foot facility at 6802 Citicorp Blvd., Suite 500, Tampa, Florida. This facility lease, which is from a non-affiliated party, expires on December 31, 2002. We pay a base monthly rent of approximately $6,300, which includes rent, common area maintenance, insurance and real estate taxes. The landlord may increase our rent and common area maintenance, capped at 5% per year plus our pro rata share of insurance and real estate tax increases. Management believes that these facilities are adequate for our current and anticipated needs.

Legal Proceedings

     We are not a party to any legal proceeding.

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                                   MANAGEMENT

            Our five executive officers and directors are as follows:

Name                   Age     Position
----                   ---     --------

Robert G. Baker        63      Chief Executive Officer and Chairman of the Board

Jerry V. Schinella     42      President, Chief Operating Officer and Director

Walter R. Arnett       73      Director

Olivier d'Auriol       55      Director

Jean Caillet           55      Director

Directors are elected at the annual meeting of stockholders and hold office to the next annual meeting. Frank P. Ragano resigned from the board of directors in May 2002 and Michael J. Gordon resigned from the board of directors and as an officer of the Company in June 2002, thereby creating two vacancies on the board which have not been filled as of the date of this prospectus. Robert G. Baker is our Chairman of the Board and Chief Executive Officer. Jerry V. Schinella is our President and Chief Operating Officer. Michael Gordon was our Vice President, Corporate Administrator and Secretary. Mr. Gordon will continue as a consultant to us. The terms of all officers expire at the annual meeting of directors following the annual stockholders meeting. Officers may be removed, either with or without cause, by the Board of Directors, and a successor elected by a majority vote of the Board of Directors, at any time.

     ROBERT G. BAKER - Founder, Chairman and Chief Executive Officer of BBJ Environmental Solutions since August 1993 and Chief Executive Officer and Chairman of the Board of BBJ Environmental Technologies since May 30, 2000. Mr. Baker is responsible for the strategy, overall policies, management development, regulatory and technical issues, and our future expansion. He has served in a number of senior operations and management positions. As Vice President, Operations, he was responsible for manufacturing, research and development, and regulatory affairs for Veridien Corporation for three years from 1991 to 1994. Prior to that, he was Vice President, Administrative Services, University of Texas M.D. Anderson Cancer Center in the Texas Medical Center in Houston from 1985 to 1990. In this position, he was responsible for the design, construction, maintenance, and operations of the facilities, safety and security, and compliance with safety, health, and hazardous materials regulations. Much of his earlier career involved work as a Senior Manager with Gulf Oil Corporation. Mr. Baker has post graduate training from Harvard University, the University of Pennsylvania, and Wichita State University and a BS from Oklahoma State University. He is a member of American Society of Heating, Refrigeration, and Air-Conditioning Engineers where he sits on various Committees and the Chemical Specialties Manufacturer's Association-Regulatory Affairs Committee, the Small

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

Business Council, the Indoor Air Quality Special Committee (which Mr. Baker chairs), and the Labeling Task Force.

     JERRY V. SCHINELLA - Founder, President, and Chief Operating Officer of BBJ Environmental Solutions since 1994 and a director since August 1993, and President, Chief Operating Officer and Director of BBJ Environmental Technologies since May 30, 2000. Mr. Schinella is responsible for our operations, overseeing finance, accounting, logistics, and administration. Mr. Schinella joined Veridien Corporation in July 1992 as Vice President and Controller. In this capacity, he was responsible for all corporate accounting and finance activities including internal and external financial reporting, analysis and planning, vendor relations, and collections. Prior to his work with Veridien, Mr. Schinella was a Senior Manager with KPMG Peat Marwick in Tampa, Florida. In his eight years with KPMG Peat Marwick, his professional accomplishments include significant experience in financial reporting to the SEC, reviewing financial and operational controls of client companies and extensive communication and negotiations with bank officers. In 1985, Mr. Schinella became a licensed Certified Public Accountant in the State of Florida. He has a degree in accounting from Central Michigan University and a Masters of Business Administration from Michigan State University.

     WALTER R. ARNETT - has been a director of BBJ Environmental Technologies since January 2002. Since 1992, Mr. Arnett has been Director of HVAC Insider, a Florida industry trade publication, with a circulation of 7,000 contractors, wholesalers and associated members. Mr. Arnett has 52 years experience in the HVAC and refrigeration industry as a licensed HVAC contractor, Independent Wholesale Distributor, and manufacturer of HVAC equipment and has been the recipient of several sales awards with Marbut Company, Chrysler Airtemp, John Zink Company and Certified Equipment Corp. Mr. Arnett attended Mercer University and the University of Mississippi.

     OLIVIER d'AURIOL - has been a director of BBJ Environmental Technologies since November 2000. Mr. d'Auriol, a Swiss born citizen, is founder, Chairman, and Chief Executive Officer of Olivier d'Auriol Asset Management SA, a Swiss Family Office Company he created in 1998 to advise private clients on the investment of their wealth. Mr. d'Auriol has served in a number of senior operation and management positions in international banks. From 1992 to 1997 he served as Executive Vice President, President of the Management Committee of Banque Privee Edmond de Rothschild S.A., Luxembourg, a Private bank dedicated to asset management for private clients, investment funds and financial engineering. Prior to that, as Executive Vice President and member of the Management Committee of Swiss Bank Corp in Geneva, Mr. d'Auriol headed the Trust Department in charge of private and institutional clients. He started his career at Paribas where he held successive management responsibility between 1972 and 1987 in asset management for private individuals and in fixed income management for institutional clients. Mr. d'Auriol holds a Baccalaureat in Mathematics from Lycee Louis le Grand, Paris and studied three years as an engineer in Physics at Ecole Polytechnique Federale in Lausanne, Switzerland. He is member of the Swiss Financial Analyst Society and sits on the board of LightWave Systems, Santa Barbara-USA, Guardware Inc., Budapest-Hungary, European Secondary Fund, Paris-France, and Chateau de Ripaille Foundation, Thonon-France.

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     JEAN CAILLET - has been a director of BBJ Environmental Technologies since
November 2000. Mr. Caillet, a French born citizen, is founder of Telliac SA, a company he created in 1997 that specializes in Financial Engineering. Jean Caillet has served before in different senior positions in the fields of commodities and banking. From 1985 to 1993, Mr. Caillet founded and managed in Switzerland and France for Banque Paribas a department that specialized worldwide in barter and financial engineering. From 1981 to 1985 he was a Senior VP with Finagrain (group Continental Grain) in Geneva. He has started his working career in Paris in 1973 at Imetal (group Rothschild), which he left in 1981 as Senior VP Marketing & Commercial to move to Geneva where he is living today.

Committees

     In November 2000, we established a Compensation Committee and Audit Committee. Currently, Robert Baker is chairman and Olivier d'Auriol and Walter Arnett are members of the Compensation Committee and Jean Caillet is chairman and Walter Arnett and Jerry Schinella are members of the Audit Committee. The Compensation Committee has the power to review compensation of our executive officers, including salaries, the granting of stock options and other forms of compensation for executive officers whose salaries are within the purview of the board of directors. In some cases, the Compensation Committee may make recommendations to the entire board of directors for its approval or, itself exercise the powers and authority of the board of directors to designate compensation.

     Pursuant to the audit committee's written charter, which was adopted in May, 2001, the audit committee's responsibilities include, among other things:

     . annually reviewing and reassessing the adequacy of the committee's formal charter;

     . reviewing the annual audited financial statements with our management and independent auditors and the adequacy of its internal accounting controls;

     . reviewing analyses prepared by our management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of its financial statements;

     . making recommendations concerning the engagement of the independent auditor;

     .    reviewing the independence of the independent auditors;

     . reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to its auditing and accounting principles and practices as suggested by the independent auditor or its management; and

     . reviewing all related party transactions on an ongoing basis for potential conflict of interest situations.

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Executive Compensation

     During the past three fiscal years, no executive officer had salaries and bonuses of $100,000 or more. None of our executive officers have any employment contracts with us. For the past three years, the following table sets forth certain compensation paid to Robert G. Baker, Chief Executive Officer.

============================================================================================================================

                                                                        Long Term Compensation
                                                                      ---------------------------------------

                                 Annual Compensation                      Awards                    Payouts
-------------------------------------------------------------------------------------------------------------

             (a)          (b)          (c)         (d)        (e)          (f)             (g)         (h)       (i)
                                                             Other
            Name                                             Annual     Restricted        Number                 All
             And                                             Compen-       Stock            of        LTIP      Other
          Principal                                          Sation      Award(s)        Options /   Payouts   Compen-
           Position      Year   Salary($)      Bonus($)        ($)          ($)          Warrants      ($)      sation
                                                                                                                 ($)
----------------------------------------------------------------------------------------------------------------------------
    Robert G. Baker,   2001          74,000       -0-      3,750 (1)        -0-        978,758 (3)     -0-       -0-
    Chief Executiv    ------------------------------------------------------------------------------------------------------
    Officer
                       2000          72,000       -0-      4,200 (1)        -0-(2)          -0-        -0-       -0-
                      ------------------------------------------------------------------------------------------------------

                       1999          72,000       -0-      4,200 (1)        -0-             -0-(3)     -0-       -0-
----------------------------------------------------------------------------------------------------------------------------

         ---------------

     (1) We paid $3,750 during 2001 for $500,000 of life insurance on the life of Mr. Baker and $4,200 during 2000 and 1999 for $300,000 of life insurance on the life of Mr. Baker. We are a beneficiary in the amount of $250,000 and his spouse on the remaining $250,000. These amounts are included in other annual compensation amounts.
     (2) Does not include 3,219,890 shares received in connection with the reorganization pursuant to which we acquired BBJ Environmental Solutions as a wholly-owned subsidiary.
     (3) Includes options to purchase 938,758 shares issued as replacement options exchanged for our subsidiary options as described herein.

                               OPTION GRANTS TABLE

         The information provided in the table below provides information with respect to individual grants of our stock options during fiscal 2001 of the executive officer named in the summary compensation table above. We did not grant any stock appreciation rights during 2001.

                                                  Option Grants in Last Fiscal Year
                                                  ---------------------------------

====================================================================================================================================

                                                                                                                     Potential
                                                                                                                Realizable Value at
                                                                                                                   Assumed Annual
                                     Individual Grants                                                          Rates of Stock Price
                                                                                                                   Appreciation
                                                                                                                for Option Term (2)
------------------------------------------------------------------------------------------------------------------------------------

         (a)                     (b)                 (c)                 (d)                (e)                (f)              (g)
                                                    % of
                                                   Total
                                                  Options/
                                                 Granted to
                              Options            Employees            Exercise           Expira-
                              Granted            in Fiscal             Price               Tion
       Name                     (#)               Year (1)             ($/Sh)              Date             5% ($)          10% ($)
------------------------------------------------------------------------------------------------------------------------------------
Robert G. Baker              40,000                 1.1                 1.25            03/07/05             10,800         23,200
                            720,000                20.5                 1.25            05/15/06            252,000        547,200
                            138,758                 4.0                 1.17            05/15/06             34,690         95,518
                             80,000                 2.3                 1.00            05/15/06             22,080         48,840
====================================================================================================================================

     (1) The percentage of total options granted to our employees in 2001 is based upon options granted to officers, directors and employees totaling 3,511,214.
     (2) The potential realizable value of each grant of our options assumes that the market price of its common stock appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%, respectively, and after subtracting the exercise price from the potential realizable value.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

         The information provided in the table below provides information with respect to each exercise of our stock option during fiscal 2001 by the executive officer named in the summary compensation table and the fiscal year end value of our unexercised options.

   ========================================================================================================

              (a)                  (b)            (c)                  (d)                    (e)
                                                                                            Value of
                                                                    Number of             Unexercised
                                 Shares                            Unexercised            In-the-Money
                                Acquired                            Options at               Options
                                  on             Value              FY-End (#)            at Fy-End($)
                              Exercise (#)      Realized           Exercisable/           Exercisable/
             Name                                ($)(1)            Unexercisable        Unexercisable(1)
   --------------------------------------------------------------------------------------------------------
   Robert G. Baker                 -0-            -0-             978,758 / 0                0 / 0
   ========================================================================================================

-------------------------------------

(1) The aggregate dollar values in column (c) and (e) are calculated by determining the difference between the fair market value of the common stock underlying the options and the exercise price of our options at exercise or fiscal year end (i.e. $.10 per share), respectively. In calculating the dollar value realized upon exercise, the value of any payment of the exercise price is not included.

Report on Executive Compensation

     Our board of directors includes Robert G. Baker, Jerry V. Schinella, Walter
R. Arnett, Olivier d'Auriol and Jean Caillet. Our Compensation Committee was established in November 2000 and, as of this date, includes Walter Arnett, Olivier d'Auriol and Robert G. Baker. Our board of directors or Compensation Committee is responsible for reviewing and determining the annual salary and other compensation of our executive officers and key employees and determining the appropriateness of key man life insurance, obtaining officer and director liability insurance and employment contracts. Our goals are to align compensation with business objectives and performance and to enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success. We provide base salaries and stock options to our executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied to performance, incentive bonuses are available to executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants. In addition, we may set up a pension plan or similar retirement plans. During the period from the date of inception of our operating subsidiary, BBJ Environmental Solutions, in August 1993 to December

31, 2001, cash compensation in the form of salaries were paid and stock options were granted to our three executive officers, namely Robert G. Baker, Jerry V. Schinella, and Michael J. Gordon.

                                       The foregoing report has been approved
                                       by all members of the Board of Directors.

                                       Robert G. Baker
                                       Jerry V. Schinella
                                       Walter R. Arnett
                                       Olivier d'Auriol
                                       Jean Caillet

Indemnification

     Article Eighth of our Certificate of Incorporation provides for us to indemnify any and all directors and officers whom we shall have power to indemnify under Section 78.751 of the Nevada General Corporation Law from and against any and all of the expenses, liabilities or other matter referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director of officer and shall inure to the benefits of the heirs, executors and administrators of such a person. We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

2000 Employee and Consulting Compensation Plan

     On November 16, 2000, BBJ Environmental Technologies established an Employee and Consultant Compensation Plan (the "Plan") covering 8,000,000 shares. In March 2002, the Board of Directors approved and in May 2002 stockholders ratified an increase in the number of shares covered by the Plan to 13,000,000. The Board believes that the number of shares reserved for issuance pursuant to the Plan is necessary to provide us with incentives to attract and retain qualified and competent officers, employees and non-employee directors.

Administration

     The Plan is administered by the Compensation Committee, subject to the Board's right to grant options during the existence of the Plan. The Compensation Committee, subject to the provisions of the Plan, has the authority to determine and designate officers, employees, directors and consultants to whom awards shall be made and the terms, conditions and restrictions applicable to each award (including, but not limited to, the option price, any restriction or limitation, any vesting schedule or acceleration thereof, and any forfeiture restrictions). The

Compensation Committee may, in its sole discretion, accelerate the vesting of awards or extend the period during which an option may be exercised after an optionee ceases to be an employee of us, but not beyond the expiration of its stated term. The Board of Directors must approve all grants of options and stock awards issued to our officers or directors.

Types of Awards

     The Plan is designed to enable us to offer certain officers, employees, directors and consultants of us and our subsidiaries equity interests in us and other incentive awards in order to attract, retain and reward such individuals and to strengthen the mutuality of interests between such individuals and our stockholders. In furtherance of this purpose, the Plan contains provisions for granting non-qualified stock options and common stock awards.

     Stock Options. A "stock option" is a contractual right to purchase a number of shares of common stock at a price determined on the date the option is granted. The option price per share of common stock purchasable upon exercise of a stock option and the time or times at which such options shall be exercisable shall be determined by the Compensation Committee at the time of grant. Such option price shall not be less than 100% of the fair market value of the common stock on the date of grant. The option price must be paid in cash, money order or check or other form of equivalent cash consideration approved by the Committee.

     Options shall be exercisable at the times and subject to the conditions determined by the Compensation Committee at the date of grant, but no option may be exercisable more than ten years after the date it is granted. If the optionee ceases to be an employee of our company for any reason other than death, any option exercisable on the date of the termination of employment may be exercised for a period of thirty days (unless otherwise agreed in writing or determined by the Compensation Committee at or after the date of grant) or until the expiration of the stated term of the option, whichever period is shorter. In the event of the optionee's death, any option exercisable at the date of death may be exercised from the date of death until the expiration of the stated term of the option by the legal heirs of the Optionee, unless otherwise determined by the Compensation Committee at the date of grant.

     Common Stock Award. A common stock award is the shares of Common Stock that will be issued to a recipient at the end of a restriction period, if any, specified by the Compensation Committee if he or she continues to be an employee, director or consultant of us. If the recipient remains an employee, director or consultant at the end of the restriction period, the applicable restrictions will lapse and we will issue a stock certificate representing such shares of common stock to the participant. If the recipient ceases to be an employee, director or consultant of us for any reason (including death, disability or retirement) before the end of the restriction period unless otherwise determined by the Compensation Committee, the restricted stock award will be terminated.

     Forfeiture. Unless otherwise determined by the Compensation Committee at the time of grant, any award of stock options will be immediately forfeited if the Compensation Committee in its sole discretion finds (after full consideration of the facts presented on behalf of both us and the eligible participant) that the eligible participant breached his or her employment or service contract, if any, with us or has been engaged in disloyalty to our company or has disclosed trade secrets or confidential information of us. In such event, the participant will also forfeit all shares of common stock for which we have not yet delivered the share certificates (upon refund by us of the option price in the case of stock options).

Eligibility

     Our officers, employees, directors and consultants of BBJ Environmental Technologies and our subsidiaries are eligible to be granted stock options, and common stock awards. Eligibility shall be determined by the Compensation Committee; however, all options and stock awards granted to officers and directors must be approved by the Board.

Termination or Amendment of the Plan

     The Board may at any time amend, discontinue, or terminate all or any part of the Plan, provided, however, that unless otherwise required by law, the rights of a participant may not be impaired without his or her consent, and provided that we will seek the approval of our stockholders for any amendment if such approval is necessary to comply with any applicable federal or state securities laws or rules or regulations. Unless sooner terminated, the Plan will expire on November 16, 2010 and no awards may be granted after that date.

Awards

     As of July 1, 2002, we have outstanding options to purchase 4,745,738 shares of our Common Stock under the Plan, exclusive of options to purchase 2,800,000 shares which have been exercised at an average price of $.26625 per share. On April 15, 2002, we have made common stock awards issuing a total of 1,070,000 shares of our common stock. On June 7, 2002, we made a common stock award of 1,400,000 shares to a selling stockholder. It is not possible to predict the individuals who will receive future awards under the Plan or the number of shares of common stock covered by any future award because such awards are wholly within the discretion of the Compensation Committee and/or Board of Directors.

BBJ Environmental Solutions Stock Option Plan

     Our subsidiary, BBJ Environmental Solutions, has a Plan almost identical to ours except as to the number of shares subject to each Plan. After the November 16, 2000 adoption by the Board of our Plan, the Board authorized us to offer BBJ Environmental Solutions option holders the opportunity to exchange their options for almost identical options in our Plan, except that the number of shares of common stock subject to each option would be twice the original number of shares and the term of the options shall expire five years from the date of stockholder approval of the above matters, which occurred on May 15, 2001. All option holders in BBJ Environmental Solutions as of May 15, 2001, accepted our exchange offer. We have no plans to issue options under the BBJ Environmental Solutions Plan.

                              CERTAIN TRANSACTIONS

     Some of the paragraphs to follow describe transactions between BBJ Environmental Solutions, Inc. and its officers, directors and affiliated persons. Those transactions that occurred prior to June 1, 2000, which resulted in the issuance of shares in BBJ Environmental Solutions, Inc.'s common stock, were later exchanged into shares of BBJ Environmental Technologies, Inc.'s common stock, on the basis of two shares of BBJ Environmental Technologies, Inc.'s common stock for every one share of BBJ Environmental Solutions, Inc.'s common stock.

     Herbert Maxwell, a former director and founder of us, was issued 10,000 shares in March 1996 in connection with a working capital loan. Mr. Maxwell also received 90,466 shares in December 1996 in connection with the conversion of liabilities to common stock. A. Paul Shapansky, formerly a director and our chief executive officer, was issued 1,056,146 shares in December 1996 in connection with the conversion of liabilities to common stock. Mr. Shapansky contributed $14,354 in 2000, $3,000 in 1999, $38,519 to us in 1998 and $18,920
in 1997 to pay certain of our liabilities.

     On March 4, 1997 BBJ Environmental Solutions entered into a convertible debenture agreement with the R.P. Gordon Children Family Trust and Michael J. Gordon in the amount of $100,000 each. The proceeds of the debenture were advanced to BBJ Environmental Solutions in four equal amounts of $50,000 each, bearing an interest rate of 12%. The Trust and Mr. Gordon could each elect, at any time after September 1, 1997 but before the maturity date of the debenture (September 4, 1998), to convert the debenture into 4.5% of the then issued and outstanding shares of common stock of BBJ Environmental Solutions. As of December 31, 1997, the Trust and Mr. Gordon both elected to convert their respective debentures and related accrued interest into 192,719 shares of BBJ Environmental Solution's common stock. In addition, Mr. Gordon agreed to invest an additional $100,000 in BBJ Environmental Solutions for 192,720 shares of its common stock.

     On June 30, 1998, Michael Gordon invested $50,000 in BBJ Environmental Solutions to acquire 48,180 shares of its common stock at a price of $.9636 per share. On July 30, 1998 and November 1, 1998, Michael Gordon, invested an additional $50,000 and $30,000 in BBJ Environmental Solutions to acquire 166,667 and 100,000 shares, respectively, of its common stock at a price of $.30 per share.

     On March 2, 1999, Robert P. Gordon converted $100,000 he loaned to BBJ Environmental Solutions during 1998 into 333,333 shares of its common stock.

     In December 1999, BBJ Environmental Solutions entered into a convertible debenture agreement with Michael Gordon in the amount of $230,000. The proceeds of the debenture were previously advanced BBJ Environmental Solutions in the form of cash advances in the aggregate amount of $157,500, $10,000 of accrued interest, and $62,500 for previous services rendered. The debenture bears interest at 10% per annum with principal and interest due in January 2001. In September 2000, this debenture was transferred by Michael Gordon to Robert P. Gordon.

     In 1997, BBJ Environmental Solutions extended one of its executives a compensatory stock option to purchase up to 192,720 shares of its common stock at a price of $0.00649 per share that vested over a five-year employment period. For the years ended December 31, 1998 and 1997, we recorded compensation expense of $19,752 and $15,800, respectively, for the difference between the deemed fair value of shares at the time the options were granted and the exercise price related to this. Upon termination of employment, we provided the executive six months of severance pay in exchange for canceling all options held by the executive to purchase its common stock. Options canceled included 192,720 at $0.00649 per share, 40,000 at $1.00 per share, and 69,379 at $1.17 per share.
Severance pay expense is fully accrued as of December 31, 1999.

     On January 4, 1999, our securities counsel agreed to convert $13,334 in legal fees into 40,000 shares of common stock. In March 1999, BBJ Environmental Solutions raised $200,000 by selling a total of 100,000 shares of series A 10% convertible preferred stock to seven investors; and during the third quarter of 1999, we raised $343,750 by selling a total of 171,875 shares of series B 10% convertible preferred stock to BBJ Environmental Solution's six investors. In January 2000, BBJ Environmental Solutions raised $375,000 by selling a total of 360,000 shares of its common stock to eight investors.

     Pursuant to an Agreement and Plan of Reorganization dated as of January 31, 2000 by and among BBJ Environmental Solutions and certain Stockholders of BBJ Environmental Technologies, we agreed to acquire up to 100% of the capital stock of BBJ Environmental Solutions for 12,410,666 shares of our common stock subject to certain closing conditions which included, without limitation, the following:
(i) a reverse stock split by us of one-for-three followed by a stock repurchase of 3,465,000 shares for nominal consideration from certain stockholders of BBJ Environmental Technologies; (ii) BBJ Environmental Technologies being a clean shell without assets or liabilities (other than $50,000 owed to BBJ Environmental Solutions, which was borrowed by us in connection with this transaction); and (iii) BBJ Environmental Technologies being current with all reports required to be filed under the Exchange Act of 1934, as amended. At the completion of the Reorganization, BBJ Environmental Solutions became the operating subsidiary of BBJ Environmental Technologies.

     In November and December 2000, we sold through subscription agreements 2,804,000 restricted shares of our common stock at a purchase price of $.75 per share to various overseas banks and foreign investors, for a total amount of financing of $2,103,000. A commission in the nature of a finder's fee of up to 200,000 shares of our common stock was issued to two accredited investors. The investors in this private placement also received the right to name two members of our board of directors, namely, Olivier d'Auriol and Jean Caillet. In the event that our revenues for the period November 1, 2000 through October 30, 2001 is less than $1,667,075, the purchase price per share was subject to proportionate adjustment down to a minimum of $.375 per share through the issuance of additional shares issued by us to the investors. Due to the event that our revenues for the period November 1, 2000 through October 30, 2001 was less than $1,667,075, an additional 2,804,000 shares of our common stock was issued so that the purchase price was adjusted down to $.375 per share.

     BBJ Environmental Technologies entered into a convertible debenture agreement with the R.P. Gordon Children Family Trust in the amount of $84,441.37 in July 2000 and two convertible debenture agreements with Robert P. Gordon, brother of Michael J. Gordon, a Director of BBJ, in the amounts of $230,000.00 and $87,300.49 in September 2000. (The two debentures were transferred to Robert Gordon from Michael Gordon.) The proceeds of the debentures were advanced to BBJ Environmental Solutions, bearing an interest rate of 10%. The Trust and Mr. Gordon could each elect, at any time before the maturity date of the debenture (January 10, 2001), to convert the debenture into shares of common stock of BBJ Environmental Technologies. In December 2000, the Trust and Mr. Gordon both elected to convert their respective debentures into 105,552 and 477,126 shares, respectively, of our common stock.

     On February 6, 2001, Robert G. Baker, Jerry V. Schinella and Michael J. Gordon sold back to us 33,000 shares, 33,000 shares and 34,000 shares, respectively, at a purchase price of $1.00 per share. On the same date, we sold 50,000 shares of our common stock to each of Nicholas Salerno and Donald Mintmire at a purchase price of $1.00 per share.

     In May 2001, we received $225,000 through an option exercise of its common stock. We sold 600,000 shares of common stock, par value $.001 per share, at a cash purchase price of $.375 per share.

     Effective December 31, 2001, we received a Note for $220,500 through an option exercise of its common stock. We sold 1,400,000 shares of common stock, par value $.001 per share, at a cash purchase price of $.1575 per share. As of July 1, 2002, this note was paid in full.

     Effective June 4, 2002, we received a Note for $525,000 through an option exercise of its common stock. We sold 1,400,000 shares of common stock, par value $.001 per share, at a cash purchase price of $.375 per share. Full payment on the Note is due on or before September 30, 2002 together with interest. As of July 1, 2002, no payments on this note have been made.

     Between February and April 2002, we received $366,000 in cash through the sale of Series A Convertible Preferred Stock from two overseas banks. We sold 366,000 shares of our Series A Convertible Preferred Stock at a cash purchase price of $1.00 per share. Each share of Series A Convertible Preferred Stock can be converted by the holder into eight shares of common stock at any time. Each share of Series A Convertible Preferred Stock shall have one vote and shall vote together with our Common Stockholders on each matter presented for shareholder vote, except when voting as a separate class as required by Nevada law. In May 2002, one bank converted 90,000 shares of Series A Preferred Stock into 720,000 shares of our common stock.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2002 by all persons known by us to be beneficial owners of more than 5% of its common stock and all of our officers and directors, both individually and as a group. Unless otherwise indicated, all shares are directly beneficially owned and investing power is held by the persons named. The address of each person is c/o BBJ at 6802 Citicorp Blvd., Suite 500, Tampa, FL 33619. The percentage of outstanding shares is based upon 26,986,578 shares outstanding (after giving effect to the assumed issuance of 1,400,000 shares to a selling stockholder) and includes options which are expected to vest within 60 days thereof, by all persons known by us to be beneficial owners of more than 5% of its common stock and all of our officers and directors, both individually and as a group.

--------------------------------------------------------------------------------

   Name and Address of                 Amount and Nature of       Percentage
   Beneficial Owner (1)               Beneficial Ownership (1)    Outstanding

--------------------------------------------------------------------------------
Robert G. Baker (2)                          3,815,648                13.6
--------------------------------------------------------------------------------
Jerry V. Schinella (3)                       3,955,648                14.1
--------------------------------------------------------------------------------
Walter R. Arnett                                19,272                  *
--------------------------------------------------------------------------------
Olivier d'Auriol (4)                           110,000                  *
--------------------------------------------------------------------------------
Jean Caillet (5)                               600,000                 2.2
--------------------------------------------------------------------------------
Includes all of our officers and
directors as a group
(5 persons)                                  8,500,568                29.3
--------------------------------------------------------------------------------
Michael J. Gordon (6)                        2,737,970                 9.8
--------------------------------------------------------------------------------
Banque Privee Edmond De
Rothschild                                   2,440,000                 9.0
--------------------------------------------------------------------------------
Discount Bank and Trust
Company (7)                                  3,168,000                10.9
--------------------------------------------------------------------------------
ACOL International Ltd.(8)                   1,400,000                 5.2
--------------------------------------------------------------------------------

-------------
*    Represents less than one percent of the outstanding shares of common stock.

(1) Unless otherwise indicated, all shares are directly beneficially owned and investing power is held by the persons named. The address of each person is c/o BBJ at 6802 Citicorp Blvd., Suite 500, Tampa, FL 33619.

(2) Robert G. Baker may be deemed to be a founder or parent of BBJ Environmental Solutions. Includes options to purchase 978,758 shares of our common stock.

(3) Jerry V. Schinella may be deemed to be a founder or parent of BBJ Environmental Solutions. Includes options to purchase 978,758 shares of our common stock.

(4) Includes or represents options to purchase 40,000 shares of our common stock.

(5) Includes or represents options to purchase 40,000 shares of our common stock.

(6) Includes options to purchase 1,084,198 shares of our common stock. The figure in the table above also includes 276,534 shares owned by Mr. Gordon's children.

(7) The figure in the table above includes 960,000 shares of common stock plus the full conversion of 276,000 shares of series A convertible preferred which can be converted at any time into 2,208,000 shares of our common stock. Each share of series A convertible preferred stock has one vote and shall vote together with BBJ's common stockholders on each matter presented for shareholder vote, except when voting as a separate class as required by Nevada law. In addition, 480,000 shares of our common stock is included in the table although such shares were transferred into a nominee's name without any change in the beneficial ownership.

(8) Pursuant to a contract dated April 15, 2002, we are obligated to make an original issuance in exchange for services rendered of 1,400,000 shares to ACOL International Ltd. as follows: 400,000 shares on each of May 15, 2002, June 15, 2002 and July 15, 2002, 50,000 shares on each of September 1, 2002, October 1, 2002 and November 1, 2002, and 25,000 shares on each of December 1, 2002 and December 31, 2002.

     We do not know of any arrangement or pledge of our securities by persons now considered in control of us that might result in a change of control of us.


                            DESCRIPTION OF SECURITIES


General

   BBJ Environmental Technologies is authorized to issue up to 50,000,000 shares of its common stock, $.001 par value, of which 26,986,578 shares of common stock were issued and outstanding as of July 1, 2002 (after giving effect to the assumed issuance of 1,400,000 shares to a selling stockholder).

   BBJ Environmental Technologies also has authorized 5,000,000 shares of preferred stock. As of the date hereof, there are 276,000 shares of series A preferred stock are issued and outstanding and are convertible into 2,208,000 shares of our common stock.

Common Stock

   Each share of common stock entitles the holder thereof to vote on all matters voted upon by the stockholders, including the election of directors. Holders of shares of common stock do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock can elect all directors and control the activities of us. No holder of shares of common stock has any preemptive rights to subscribe for or purchase additional shares or other securities of us. Holders of shares of common stock are entitled to share ratably in all dividends, if any, as may be declared by the board of directors, and are entitled to share ratably in all of the assets of us available for distribution to holders of shares upon the liquidation, dissolution, or winding up of the affairs of us, subject to the preference rights of any outstanding shares of preferred stock.

Preferred Stock

   The board of directors may, without action of our shareholders, issue preferred stock from time to time in one or more series with such designations as the board of directors may determine. The board of directors is authorized to determine, among other things, with respect to each series which may be issued; the dividend rate and conditions and the dividend preferences, if any; whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate; whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law; whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of preferred stock; whether, and upon what terms, such series would be redeemable; and the preferences, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of us. regard to dividends, redemption and liquidation preference, any particular series of preferred stock may rank junior to, on a parity with or senior to any other series of preferred stock and the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. In February 2002, the board established a series consisting of 450,000 shares of series A preferred stock, 276,000 shares of which are currently outstanding with the following rights, preferences and privileges:

   Convertibility: Each share of series A convertible preferred stock may be converted by the holder into eight shares of common stock at any time after issuance.

   Voting: Each share of series A convertible preferred stock shall have one vote and shall vote together with the company's common stockholders on each matter presented for shareholder vote, except when voting as a separate class is required by Nevada law. In the event that the board of directors of the company declares a stock split, stock dividend, combination and/or the like on its common stock, the board shall take similar action with respect to its then outstanding series A convertible preferred stock.

   Preference on Liquidation: Each share of series A convertible preferred stock shall be entitled to a preference on liquidation equal to $1.00 per share, subject to appropriate adjustment by the board of directors of the company due to stock splits, stock dividends, combinations and the like.


                         SHARES ELIGIBLE FOR FUTURE SALE

   As of July 1, 2002, there are 26,986,578 shares of common stock outstanding after giving effect to the assumed issuance of 1,400,000 shares to a selling stockholder. Of these 26,986,578 shares outstanding, 2,220,966 shares will be freely tradable in addition to the 6,189,570 shares that are currently freely tradable without restrictive legend. The remaining 18,576,042 shares of common stock are "restricted securities" and may be eligible for sale in compliance with an exemption from registration under the Securities Act of 1933, as amended. One such exemption is Rule 144 of the Securities Act. In general, under Rule 144, a stockholder, including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in our common stock during a four week calendar period, provided specific requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us, or the date that they were acquired from an affiliate of us, a stockholder who is not an affiliate of us at the time of sale and had not been an affiliate for at least three months prior to the sale is normally entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144. Sales of significant amounts of our common stock in any public market during or after this offering, or the perception that such sales may occur, could materially adversely affect the market price of the common stock.


                              SELLING STOCKHOLDERS

The table below sets forth information with respect to each of the selling stockholders, including:

          .    The name of each selling stockholder;
          .    The number of shares of common stock beneficially owned by each selling stockholder as of June 30, 2002;
          .    The number of shares which may be offered from time to time by this prospectus for the account of each selling stockholder; and
          .    The number and percentage of the shares of outstanding common stock to be owned by each selling stockholder assuming all of the shares offered by this prospectus are sold. The percentage is based on the number of shares outstanding as of June 30, 2002, after giving effect to the subsequent issuance of all 1,400,000 shares to one of the selling stockholders pursuant to a written consulting contract with us.

     None of the selling stockholders have, or within the past three years has had, any position, office or other material relationship with us or any subsidiary or affiliates, except as follows: (i) Paul Shapansky, Herbert Maxwell and James R. Flaherty were previously officers and directors of us; (ii) Willie
D. Shapansky, Scott D. Shapansky and Shane P. Shapansky are relatives of those named in (i) above; and (iii) ACOL International Ltd. entered into a consulting contract with us as of April 15, 2002 to provide certain management consulting services to us. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of computing the percentage of outstanding shares held by each selling stockholder on June 30, 2002, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                          SHARES               MAXIMUM           SHARES           % SHARES
                                       BENEFICIALLY             SHARES           OWNED          BENEFICIALLY
            NAME OF EACH                OWNED PRIOR           OFFERED IN         AFTER              OWNED
         SELLING STOCKHOLDER          TO OFFERING (1)          OFFERING         OFFERING        BEFORE / AFTER
         -------------------          ---------------          --------         --------        --------------
ACOL International Ltd.                  1,400,000            1,400,000           -0-             5.2      -0-
Paul Shapansky Trust                        32,501               32,501           -0-               *      -0-
Willie D. Shapansky Trust                  150,000              150,000           -0-               *      -0-
Herbert Maxwell                             50,301               50,301           -0-               *      -0-
Dennis W. Rendflesh                         30,471               30,471           -0-               *      -0-
Patricia Rendflesh                          66,668               66,668           -0-               *      -0-
Brent Rendflesh                              5,000                5,000           -0-               *      -0-
Trisha Renflesh                              5,000                5,000           -0-               *      -0-
Guy David Billings &
  Brenda Billings                           20,834               20,834           -0-               *      -0-
Russo Corporation                           83,335               83,335           -0-               *      -0-
Joel Derington &
  Gayle Derington                            6,668                6,668           -0-               *      -0-
Steven R. Shaw, Trustee
  Shane Shapansky Trust                     33,340               33,340           -0-               *      -0-
Steven R. Shaw, Trustee
  Scott D. Shapansky                        33,340               33,340           -0-               *      -0-
James R. Flaherty                           51,188               51,188           -0-               *      -0-
Gary P. Conklin & Ellen
Conklin                                    137,879              137,879           -0-               *      -0-
Gary W. Harper                              74,441               74,441           -0-               *      -0-
Hall, Estelle, Hardwick,
Gable, Golden & Nelson                      40,000               40,000           -0-               *      -0-
P.C.

--------------
(1) Pursuant to a contract dated April 15, 2002, we are obligated to make an original issuance in exchange for services rendered of 1,400,000 shares to ACOL International Ltd. as follows: 400,000 shares on each of May 15, 2002, June 15, 2002 and July 15, 2002, 50,000 shares on each of September 1, 2002, October 1, 2002 and November 1, 2002, and 25,000 shares on each of December 1, 2002 and December 31, 2002.

     We are registering the shares held by each selling stockholder for sale. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees and fees and disbursements of our counsel in connection with this offering, but each selling stockholder will pay any selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of his, her or its respective counsel. For additional information regarding selling stockholders, see "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     We are registering the resale of 2,220,966 shares of our common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares which may be offered from time to time by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by each respective selling stockholder. Sales of shares may be effected by each selling stockholder from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Each selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholder.

     Each selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with each selling stockholder. Each selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     Each selling stockholder may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from each selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares are "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Each selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because each selling stockholder may be deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, each selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed each selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon our being notified by each selling stockholder that any material arrangement has been entered. into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     .  the name of the participating broker-dealer(s);
     .  the number of shares involved;
     .  the initial price at which such shares were (or will be) sold
     . the commissions paid or discounts or concessions allowed (or to be allowed) to such broker-dealer(s), where applicable;
     . that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and
     .  other facts material to the transactions.

     In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                     COUNSEL

     The validity of the securities offered by the prospectus is being passed upon for us by Lester Morse, P.C., 111 Great Neck Road, Suite 420, Great Neck, New York 11021. Members of Lester Morse's family beneficially own approximately 150,000 shares of our common stock and options to acquire up to 242,720 shares of our common stock.

            INDEMNIFICATION DISCLOSURE FOR SECURITIES ACT LIABILITIES

     Indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of us pursuant to the Nevada General Corporation Law, our Articles of Incorporation (as amended) or Bylaws, or otherwise. However, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by a director, officer, or controlling person in connection with the securities being registered, we will submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act. We will be governed by the final adjudication of this issue. Such action will not be necessary if, in the opinion of our counsel, controlling precedent has settled the question. Payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding is not subject to the public policy limitations on indemnification.

                             ADDITIONAL INFORMATION

     At your request, we will provide you, without charge, a copy of any exhibits to its registration statement. If you want more information, write or call us at:

         BBJ Environmental Technologies, Inc.
         6802 Citicorp Blvd., Suite 500
         Tampa, FL 33619
         Attn: Investor Relations
         Telephone: (813) 622-8550

     Our fiscal year ends on December 31. We furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can receive copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that, which is contained in this prospectus. Each selling stockholder named herein will be offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                                     EXPERTS

     The audited consolidated financial statements of BBJ Environmental Technologies, Inc. as of December 31, 2001 and 2000 and for the years then ended included in the prospectus have been audited by Kirkland, Russ, Murphy & Tapp, P.A, Clearwater, Florida, an independent public accounting firm, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of Kirkland, Russ, Murphy & Tapp, P.A., as experts in accounting and auditing and in giving said reports.

                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

     Our former principal independent accountant, Henderson Sutton & Co., P.C. was dismissed on June 1, 2000 by our board of directors and on the same date, we engaged Kirkland, Russ, Murphy & Tapp, P.A. as our new principal accountant. Our former accountant's report on the financial statements for either of the past two fiscal years, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with our former accountant on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There were no consultations within the purview of Rule 304(a)(2) of Regulation S-B of the Securities Act of 1933, as amended.

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                        Consolidated Financial Statements
                           December 31, 2001 and 2000
                   (With Independent Auditors' Report Thereon)

         (Kirkland, Russ, Murphy & Tapp Logo)
         Certified Public Accountants
         13577 Feather Sound Drive, Ste 400
         Clearwater, Florida 33762-5539
         (727) 572-1400 Fax (727)571-1933
         Internet: www.KRMTCPA.com

                          INDEPENDENT AUDITORS' REPORT

         Board of Directors and Stockholders
         BBJ Environmental Technologies, Inc.
          and Subsidiary:

         We have audited the accompanying consolidated balance sheets of BBJ Environmental Technologies, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BBJ Environmental Technologies, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company's significant operating losses and accumulated deficit raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in
         Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         /s/ KIRKLAND, RUSS, MURPHY & TAPP P.A.


         March 1, 2002
         Clearwater, Florida

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 2001 and 2000

                                     ASSETS
                                     ------

                                                           2001           2000
                                                        ---------      ---------

Current assets:
  Cash                                                  $  23,856      1,318,272
  Accounts receivable                                      80,073         28,578
  Inventory                                                48,159         25,045
                                                        ---------      ---------

                    Total current assets                  152,088      1,371,895

Property and equipment, net                                86,199        113,823
Security deposits                                          14,614         14,614
                                                        ---------      ---------


                                                        $ 252,901      1,500,332
                                                        =========      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                 2001           2000
                                                             -----------    -----------
Current liabilities:
  Accounts payable and accrued expenses                      $    58,748         34,142
  Current portion of capital lease obligations                    15,261         21,664
                                                             -----------    -----------

                   Total current liabilities                      74,009         55,806

Capital lease obligations, less current portion                        -         15,261
                                                             -----------    -----------

                   Total liabilities                              74,009         71,067
                                                             -----------    -----------

Stockholders' equity:
  Common stock, $.001 par value, 50,000,000 and
    25,000,000 shares authorized, 22,396,578 and
    17,592,578 shares issued and outstanding, respectively        22,397         17,593
  Additional paid-in capital                                   4,363,463      3,927,767
  Accumulated deficit                                         (3,986,468)    (2,516,095)
  Stock subscriptions receivable                                (220,500)             -
                                                             -----------    -----------

                   Net stockholders' equity                      178,892      1,429,265
                                                             -----------    -----------


                                                             $   252,901      1,500,332
                                                             ===========    ===========

          See accompanying notes to consolidated financial statements.

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Operations

                 For the Years Ended December 31, 2001 and 2000

                                                              2001             2000
                                                          ------------     ------------
Sales, net                                                $    328,398          326,147

Cost of sales                                                  122,862          118,252
                                                          ------------     ------------

     Gross margin                                              205,536          207,895
                                                          ------------     ------------

Operating expense:
 Sales and marketing                                           992,162          663,684
 General and administrative                                    530,336          552,665
 Research and development                                      153,411           97,835
                                                          ------------     ------------

     Total operating expenses                                1,675,909        1,314,184
                                                          ------------     ------------

     Net loss                                             $ (1,470,373)      (1,106,289)
                                                          ============     ============

     Net loss per common share - basic and diluted        $       (.08)            (.08)
                                                          ============     ============

     Weighted average number
      of common stock                                       18,660,000       13,283,000
                                                          ============     ============

          See accompanying notes to consolidated financial statements.

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity

                 For The Years Ended December 31, 2001 and 2000

                                                       Convertible                             Additional
                                                   Preferred Stock             Common Stock       Paid-in
                                               Shares       Amount        Shares     Amount       Capital
                                           ----------   ----------    ----------  ---------    ----------
Balances at December 31, 1999                 271,875   $  543,750    10,646,666  $  10,647       548,750

Recapitalization of Company                         -            -     1,535,234      1,535       (52,075)

Issuance of common stock for cash                   -            -     3,784,000      3,784     2,487,227

Conversion of convertible
 preferred stock                             (271,875)    (543,750)    1,044,000      1,044       542,706

Conversion of convertible
 debentures                                         -            -       582,678        583       401,159

Net loss                                            -            -             -          -             -
                                           ----------   ----------    ----------  ---------    ----------

Balances at December 31, 2000                       -            -    17,592,578     17,593     3,927,767

Exercise of options for cash and notes              -            -     2,000,000      2,000       438,500

Issuance of additional shares to adjust
 purchase price of 2000 stock issuance              -            -     2,804,000      2,804        (2,804)

Net loss                                            -            -             -          -             -
                                           ----------   ----------    ----------  ---------    ----------

Balances at December 31, 2001                       -   $        -    22,396,578  $  22,397     4,363,463
                                           ==========   ==========    ==========  =========    ==========

                                                            Stock              Net
                                           Accumulated  Subscriptions    Stockholders'
                                               Deficit     Receivable           Equity
                                              -----------------------       ----------

Balances at December 31, 1999               (1,409,806)             -         (306,659)

Recapitalization of Company                          -              -          (50,540)

Issuance of common stock for cash                    -              -        2,491,011

Conversion of convertible
 preferred stock                                     -              -                -

Conversion of convertible
 debentures                                          -              -          401,742

Net loss                                    (1,106,289)             -       (1,106,289)
                                            ----------     ----------       ----------

Balances at December 31, 2000               (2,516,095)             -        1,429,265

Exercise of options for cash and notes               -       (220,500)         220,000

Issuance of additional shares to adjust
 purchase price of 2000 stock issuance               -              -                -

Net loss                                    (1,470,373)             -       (1,470,373)
                                            ----------     ----------       ----------

Balances at December 31, 2001               (3,986,468)      (220,500)         178,892
                                            ==========     ==========       ==========

          See accompanying notes to consolidated financial statements.

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                 For the Years Ended December 31, 2001 and 2000

                                                                     2001            2000
                                                              -----------     -----------
Cash flows from operating activities:
 Net loss                                                     $(1,470,373)     (1,106,289)
 Adjustment to reconcile net loss to net cash used in
  operating activities:
  Depreciation                                                     40,277          35,305
  Changes in current assets and liabilities:
     Accounts receivable                                          (51,495)         (2,825)
     Inventory                                                    (23,114)          5,897
     Prepaids                                                           -           3,371
     Accounts payable and accrued expenses                         24,606         (89,571)
                                                              -----------     -----------

         Net cash used in operating activities                 (1,480,099)     (1,154,112)
                                                              -----------     -----------

Cash flows from investing activities:
 Purchase of property and equipment                               (12,653)        (60,374)
 Security deposits                                                      -         (10,196)
                                                              -----------     -----------

         Net cash used in investing activities                    (12,653)        (70,570)
                                                              -----------     -----------

Cash flows from financing activities:
 Proceeds from bank loans                                               -          80,113
 Principal payments on bank notes and capital leases              (21,664)       (126,109)
 Proceeds from cash advances from stockholders                          -         376,000
 Repayment of cash advances from stockholder                            -        (246,710)
 Net proceeds from issuance of common stock                       220,000       2,491,011
 Recapitalization of company                                            -         (50,540)
                                                              -----------     -----------

         Net cash provided by financing activities                198,336       2,523,765
                                                              -----------     -----------

                                                                     (continued)

                        BBJ ENVIRONMENTAL SOLUTIONS, INC.
                                 AND SUBSIDIARY

                      Statements of Cash Flows - Continued

                                                                              2001                 2000
                                                                      -------------          ----------
Net increase (decrease) in cash                                       $ (1,294,416)           1,299,083

Cash, beginning of year                                                  1,318,272               19,189
                                                                      ------------           ----------

Cash, end of year                                                     $     23,856            1,318,272
                                                                      ============           ==========

Supplemental disclosures of cash flow information:
    Interest paid                                                     $      4,390               48,667
                                                                      ============           ==========

Supplemental disclosures of non-cash
 financing activities:
    Conversion of cash advances from
     stockholders to convertible debenture                            $          -              164,290
    Conversion of accrued interest and
     consulting services to convertible debt                                     -                7,452
    Conversion of convertible debentures
     into 582,678 shares of common stock                                         -              401,742
    Conversion of convertible preferred stock
     into 1,044,000 shares of common stock                                       -              543,750
    Issuance of 1,400,000 shares of common stock
     for stock subscriptions receivable                                    220,500                    -
                                                                      ============           ==========

          See accompanying notes to consolidated financial statements.

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

(1)    Organization and Business

       BBJ Environmental Technologies, Inc. (the "Company"), formerly known as Omega Development, Inc., was a development stage enterprise formed under the laws of the State of Nevada to evaluate, structure and complete a business combination in the form of a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company had no business operations and no intention of engaging in active business prior to a business combination with another enterprise.

       On May 31, 2000, the Company's stockholders approved a reverse stock split of one-for-three, which became effective on June 2, 2000. Contemporaneously, the Company issued 12,410,666 post-split shares of its common stock in exchange for all the issued and outstanding shares of capital stock of BBJ Environmental Solutions, Inc. ("BBJ Environmental Solutions") in a recapitalization transaction accounted for similar to a reverse acquisition ("Recapitalization"). All share and per share amounts in the accompanying consolidated financial statements have been adjusted to give retroactive effect to the one-for-three reverse stock split and the issuance of the 12,410,666 post-split shares. No change in per share value or authorized number of shares of capital stock occurred as a result of the reverse stock split. The Company was formerly a non-operating public shell corporation with no significant assets and was treated as the "acquired" company in the transaction, but remains the surviving legal entity. Accordingly, the transaction was treated as an issuance of stock by BBJ Environmental Solutions for the net monetary assets of the Company, accompanied by a recapitalization. Since this transaction is in substance a recapitalization of BBJ Environmental Solutions and not a business combination, a valuation was not performed and no goodwill was recorded. In connection with the Recapitalization, the Company's name was changed to BBJ Environmental Technologies, Inc.

       The Company is operating through its newly acquired subsidiary, BBJ Environmental Solutions. BBJ Environmental Solutions develops, manufactures, and markets products and devices that control contamination and air pollution in heating, ventilation, air-conditioning, and refrigeration systems ("HVAC/R") in homes, offices, health care facilities, schools, food processing plants, and public buildings. BBJ Environmental Solutions was founded upon the premise that these issues can be addressed by the development of products that not only are effective against indoor air quality contaminants, but also do not have dangerous side effects to users, building occupants, equipment, or the environment.

                                                                     (continued)

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             Notes to Consolidated Financial Statements - Continued

(1)    Organization and Business - Continued

       BBJ Environmental Solutions' activities to date have been related to market positioning of its products, registering certain products with the appropriate federal and state regulatory agencies, forming distribution networks for its products, and obtaining financing for operations and marketing.

 (2)   Summary of Significant Accounting Policies

       (a)   Principles of Consolidation

             The accompanying consolidated financial statements include the accounts of BBJ Environmental Technologies, Inc. and its wholly owned subsidiary BBJ Environmental Solutions, Inc. In consolidation, all significant intercompany accounts and transactions have been eliminated.

       (b)   Inventory

             Inventory, consisting primarily of raw materials and finished goods, is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

       (c)   Property and Equipment

             Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives ranging from three to seven years. Equipment under capital leases and leasehold improvements are amortized by the straight-line method over the terms of the related leases.

       (d)   Income Taxes

             The Company has adopted Statement of Financial Accounting Standards
             (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that included the enactment.

                                                                     (continued)

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY
             Notes to Consolidated Financial Statements - Continued

(2)    Summary of Significant Accounting Policies - Continued

       (d)   Income Taxes - Continued

             Under SFAS No. 109, deferred taxes shall be recognized for temporary differences at the date the Company became a taxable entity. There were no significant net temporary differences on that date and, accordingly, the accompanying consolidated financial statements contain no such provision.

       (e)   Research and Development Expenses

             Research and development costs are expensed as incurred.

       (f)   Estimates

             In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (g)   Concentration of Credit Risk

             Cash balances are maintained in financial institutions. Occasionally, deposits exceed amounts insured by the Federal Deposit Insurance Corporation. The Company's customers are located primarily in the United States. Approximately 50% of the Company's sales are generated from seven customers.

       (h)   Reclassification

             Certain amounts in the 2000 consolidated financial statements have been reclassified to conform to their 2001 presentation. Such reclassifications had no effect on reported net loss.

       (i)   Net Loss Per Share

             Net loss per common share is computed in accordance with Financial Accounting Standards Board Statement No. 128, "Earnings Per Share", which requires companies to present basic earnings per share and diluted earnings per share. The basic net loss per share of common stock is computed by dividing net loss applicable to common stock by the weighted average number of shares of common stock outstanding. The diluted net loss per common share is computed by dividing net loss by the weighted average common shares outstanding excluding common stock equivalents, as they would be anti-dilutive.

                                                                    (continued)

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             Notes to Consolidated Financial Statements - Continued

(3) Property and Equipment

    Property and equipment consists of the following:


                                                  2001          2000
                                           -----------    ----------

       Furniture and fixtures              $    32,945        32,945
       Office equipment                        100,681        88,028
       Manufacturing equipment                 106,872       106,872
       Leasehold improvements                   17,272        17,272
                                           -----------    ----------
                                               257,770       245,117
       Less accumulated depreciation
         and amortization                     (171,571)     (131,294)
                                           -----------    ----------

                                           $    86,199       113,823
                                           ===========    ==========

(4)  Lines of Credit

     The Company has a revolving line of credit with a financial institution, secured by the assets of the Company, which provides for borrowings of up to $25,000 and is due on demand. The line of credit is guaranteed by some of the stockholders of the Company. Interest on the line is charged at 2.5% over the current index rate. As of December 31, 2001, there was no outstanding amount under this agreement.

     The Company has an unsecured revolving line of credit with another financial institution, which provides for borrowings of up to $45,000 and is due on demand. The line of credit is guaranteed by some of the stockholders of the Company. Interest on the line is charged at 2.0% over the current index rate. As of December 31, 2001, there was no outstanding amount under this agreement.

(5)  Capital Leases

     The Company is obligated under various lease agreements for certain equipment. These leases are noncancellable and require monthly payments through September 2002. The cost of equipment under these capital leases at December 31, 2001 and 2000 is $89,611 with accumulated amortization of $78,730 and $60,808, respectively.

                                                                     (continued)

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             Notes to Consolidated Financial Statements - Continued

(5)  Capital Leases - Continued

     Future minimum lease payments under capital leases as of December 31, 2001 are as follows:

            Year Ending December 31, 2002                         $ 16,112

            Amount representing interest                              (851)
                                                                  --------

            Current installments of capital lease obligations     $ 15,261
                                                                  ========

(6)  Convertible Debentures

     In December 1999, the Company entered into a convertible debenture agreement with a Director of the Company in the amount of $230,000, bearing an interest rate of 10%. The proceeds of the debenture were previously advanced to the Company in the form of cash advances in the aggregate amount of $157,500, $10,000 of accrued interest, and $62,500 for previous services rendered. This debenture was converted into 368,000 shares of common stock in December 2000, adjusted for the effects of the Company's Recapitalization.

     In July 2000, the Company entered into two convertible debenture agreements with the same Director of the Company as an individual in the amount of $87,300 and as trustee of a trust in the amount of $84,442, both bearing an interest rate of 10%. The proceeds of the debenture were previously advanced to the Company in the form of cash advances in the aggregate amount of $164,290 and $7,452 of accrued interest. These debentures were converted into 109,126 and 105,552 of shares of common stock, respectively, in December 2000.

(7)  Commitments and Contingencies

     (a ) Leases

          In November 1997, the Company entered into an operating lease to expand the size of it operating facility from 1,782 square feet to 6,964 square feet for the five-year period from January 1, 1998 through December 31, 2002. Total rent expense for each of the years ended December 31, 2001 and 2000 was approximately $71,000. Future minimum lease payments under this operating lease for 2002 are approximately $53,000.

                                                                     (continued)

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             Notes to Consolidated Financial Statements - Continued

(7)     Commitments and Contingencies - Continued

        (b)  Potential Legal Claims

             The Company recognizes that claims may arise during the normal course of business, however, currently the Company's management and legal counsel are unaware of any pending, threatened or unasserted claims made against the Company.

(8)     Income Taxes

        The Company had no income tax expense in 2001 and 2000 due to its operating losses. The Company has net operating loss carryforwards of approximately $3.4 million for tax reporting purposes at December 31, 2001. Such loss carryforwards, subject to certain limitations, expire through 2016. To the extent that the Company has taxable net income, the loss carryforwards will be used to offset the taxable income. In addition, the Company had net operating loss (NOL's) carryforwards related to its acquisition and recapitalization (Note 1). These NOL's are significantly limited under IRC 382.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                               2001            2000
                                                                            -----------     -----------
             Deferred tax assets:
                 Net operating loss carryforwards                           $ 1,200,000         650,000
                                                                            -----------     -----------

                    Total deferred tax assets                                 1,200,000         650,000

                 Valuation allowance for deferred tax assets                 (1,200,000)       (650,000)
                                                                            -----------     -----------

                    Net deferred tax assets                                 $         -               -
                                                                            ===========     ===========

                                                                     (continued)

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             Notes to Consolidated Financial Statements - Continued

(9)     Stockholders' Equity

        (a)     Recapitalization

                On May 31, 2000, the Company's stockholders approved a reverse stock split of one-for-three, which became effective on June 2, 2000. Contemporaneously, the Company issued 12,410,666 post-split shares of its common stock in exchange for all the issued and outstanding shares of capital stock of BBJ Environmental Solutions in a recapitalization transaction accounted for similar to a reverse acquisition ("Recapitalization"). All share and per share amounts in the accompanying consolidated financial statements have been adjusted to give retroactive effect to the one-for-three reverse stock split and the issuance of the 12,410,666 post-split shares. No change in per share value or authorized number of shares of capital stock occurred as a result of the reverse stock split. The Company was formerly a non-operating public shell corporation with no significant assets and was treated as the "acquired" company in the transaction, but remains the surviving legal entity. Accordingly, the transaction was treated as an issuance of stock by BBJ Environmental Solutions for the net monetary assets of the Company, accompanied by a recapitalization. Since this transaction is in substance a recapitalization of BBJ Environmental Solutions and not a business combination, a valuation was not performed and no goodwill was recorded.

        (b)     Preferred Stock

                In 1999, BBJ Environmental Solutions completed a private placement of 100,000 shares of Series A 10% convertible preferred stock at an aggregate price of $200,000 and another private placement of 171,875 shares of Series B 10% convertible preferred stock at an aggregate price of $343,750. Of the total proceeds, $72,187 was used to pay brokerage fees and various expenses related to the offerings.

                The holders of the convertible preferred stock had the right to convert such shares into shares of BBJ Environmental Solutions' common stock prior to the Recapitalization at a conversion price equal to 1.92 shares of common stock for each share of preferred stock, subject to certain provisions of the Recapitalization. As of May 31, 2000, all shares of preferred stock were converted into shares of BBJ Environmental Solutions common stock.

                                                                     (continued)

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             Notes to Consolidated Financial Statements - Continued

  (9)   Stockholders' Equity - Continued

        (c)     Common Stock

                In November and December 2000, the Company sold through subscription agreements approximately 2.8 million restricted shares of its common stock at a purchase price of $.75 per share to group of overseas accredited investors for the total amount of approximately $2.1 million. A commission in the nature of a finder's fee of up to 200,000 shares of the Company's common stock was issued to two accredited investors based on the total amount of financing received by the Company. Due to the event that the Company's revenues for the period November 1, 2000 through October 31, 2001 was less than $1,667,075, the purchase price was adjusted downward to $.375 per share. On November 1, 2001, the Company issued an additional 2.8 million restricted shares of its common stock to adjust the purchase price accordingly.

                In January 2000, BBJ Environmental Solutions raised $375,000 by issuing 720,000 shares of common stock.

        (d)     Stock Options

                On November 16, 2000, the board of directors adopted the 2000 Employee Benefit and Consulting Services Compensation Plan, which was approved by the shareholders on May 15, 2001. Under the terms of this plan, 8 million shares of authorized but unissued shares of Company common stock are reserved for issuance. The plan provides for the grant of incentive stock options to attract, retain, and reward officers, employees, directors, and consultants of the Company and its subsidiary. The options granted are at an option price at least equal to the fair market value of the Company's common stock on the date the option is granted. Options granted under the plan are exercisable for a term no longer than ten years, are not transferable, and will terminate within a period of time following termination of employment with the Company or its subsidiary.

                Option holders of the Company's subsidiary, BBJ Environmental Solutions, exchanged their options for options in the Company plan. The options were identical, except that the number of shares of common stock subject to each option were twice the original number of shares with a five-year expiration term. Options to purchase 2,459,244 shares of BBJ Environmental Solutions common stock under the BBJ Environmental Solutions Plan were converted into options to purchase 4,918,488 shares of common stock of the Company.

                                                                     (continued)

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             Notes to Consolidated Financial Statements - Continued

(9)     Stockholders' Equity - Continued

        (d)     Stock Options - continued

                Changes in stock options are as follows:

                                                                  2001                              2000
                                                   -------------------------------  ---------------------------------
                                                                      Weighted                           Weighted
                                                                       Average                            Average
                                                                      Exercise                           Exercise
                                                       Shares           Price             Shares           Price
                                                   --------------- ----------------  ---------------- ----------------
     Beginning balance                                  8,068,488           $ 1.12         4,284,488           $ 1.15
     Granted                                            3,283,000             0.41         3,924,000             1.10
     Exercised                                         (2,000,000)            0.23                 -                -
     Canceled                                          (2,038,000)            1.09          (140,000)            1.25
                                                   --------------- ----------------  ---------------- ----------------

     Ending balance                                     7,313,488           $ 1.03         8,068,488           $ 1.12
                                                   =============== ================  ================ ================

     Exercisable                                        6,998,488           $ 1.02         7,324,488           $ 1.10
                                                   =============== ================  ================ ================

     Weighted average fair value of
        options granted during the year                                     $ 0.41                             $ 1.10
                                                                   ================                   ================

The following table summarizes information about stock options outstanding at December 31, 2001:

                                                      Weighted
                                                       Average
                                Number                Remaining                 Number
           Exercise           Outstanding             Contractual             Exercisable
             Price              12/31/01             Life in Years              12/31/01
     ---------------------   -------------------  -----------------------   -------------------
            $2.00                        50,000           4.4                           20,000
             1.25                     3,229,000           3.9                        2,944,000
             1.17                     1,019,488           4.4                        1,019,488
             1.04                     1,175,000           0.3                        1,175,000
             1.00                       440,000           4.4                          440,000
             0.38                     1,400,000           1.0                        1,400,000
     ---------------------   -------------------  -----------------------   -------------------

            $0.38 - $2.00             7,313,488           2.9                        6,998,488
     =====================   ===================  =======================   ===================

                                                                     (continued)

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             Notes to Consolidated Financial Statements - Continued

(10)     Going Concern

         As indicated in the accompanying consolidated financial statements, the Company has sustained losses of approximately $1.4 million in 2001 and has an accumulated deficit of approximately $4.0 million as of December 31, 2001. These factors raise substantial doubt as to the Company's ability to continue as a going concern. Management intends to cure these issues through the full implementation of its new sales and marketing strategy to create product demand through HVAC/R distribution channels and seek alternative sources of financing.

         Although management believes the Company can attain a positive cash flow position in 2002, it also recognizes that the Company must secure alternative sources of financing to continue operations. As of March 15, 2002, the Company received $244,000 in cash through the sale of 244,000 shares of Series A Convertible Preferred Stock at $1.00 per share from two overseas banks that were part of the same group that invested approximately $2.1 million in the Company in 2000 (see Note 9(c)). An additional $122,000 has been committed by the same banks to be received by the Company in April 2002. The Series A Convertible Preferred Stock can be converted by the holder into eight shares of common stock at any time. Additionally, effective December 31, 2001, the Company received a note receivable for $220,500 through an option exercise of 1.4 million shares of Company common stock at an adjusted cash purchase price of $.1575 per share. The note is due on or before April 15, 2002 together with interest. The Company also expects to obtain additional financing through the sales of capital stock.

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                      ------------------------------------
                                      INDEX
                                      -----

PART  I.     FINANCIAL INFORMATION                                                Page
                                                                                  ----
               Consolidated Balance Sheets as of March 31, 2002 (Unaudited)
                  and December 31, 2001                                            Q-2

               Consolidated Statements of Operations (Unaudited) for the Three
                  Months ended March 31, 2002 and 2001                             Q-3

               Consolidated Statements of Cash Flows (Unaudited) for the Three
               Months ended March 31, 2002 and 2001                                Q-4

               Notes to Consolidated Financial Statements (Unaudited)              Q-5 - Q-6

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.

                           Consolidated Balance Sheets

                                                                         (Unaudited)
                                                                         March 31, 2002        Dec. 31, 2001
                                                                         --------------        -------------
ASSETS

Current assets:
     Cash                                                                  $    25,058          $    23,856
     Accounts receivable                                                       161,079               80,073
     Inventory                                                                  42,553               48,159
                                                                           -----------          -----------
         Total current assets                                                  228,690              152,088

Property and equipment, net                                                     76,470               86,199
Security deposits                                                               15,289               14,614
                                                                           -----------          -----------
                                                                           $   320,449          $   252,901
                                                                           ===========          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses                                 $    97,352          $    58,748
     Current portion of capital lease obligations                                9,125               15,261
     Bank Lines of Credit                                                       56,660                    -
                                                                           -----------          -----------

                  Total current liabilities                                $   163,137          $    74,009
                                                                           -----------          -----------

Stockholders' Equity:
     Preferred stock, $1.00 par value; 5,000,000 shares
         authorized; 450,000 designated Series A Convertible,
         244,000 and 0 shares issued and outstanding, respectively             244,000                    -
     Common stock, $.001 par value; 50,000,000 shares
         authorized; 23,396,578 and 22,396,578 shares issued and
         outstanding, respectively                                              23,397               22,397
     Additional paid-in capital                                              4,462,463            4,363,463
     Accumulated deficit                                                    (4,373,048)          (3,986,468)
     Stock subscriptions receivable                                           (199,500)            (220,500)
                                                                           -----------          -----------

         Net stockholders' equity                                              157,312              178,892
                                                                           -----------          -----------

                                                                           $   320,449          $   252,901
                                                                           ===========          ===========

                             See accompanying notes

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.

                      Consolidated Statements of Operations
                                  (Unaudited)

                                                   Three Months Ended March 31,
                                                        2002              2001
                                                ------------       -----------

Sales, net                                      $    169,365       $    56,004

Cost of sales                                         55,181            26,036
                                                ------------       -----------

         Gross margin                                114,184            29,968
                                                ------------       -----------

Operating expense:

 Sales and marketing                                 330,643           263,797

 General and administrative                          148,811           122,218

 Research and development                             21,310            32,412
                                                ------------       -----------

         Total operating expenses                    500,764           418,427
                                                ------------       -----------

         Net loss                               $   (386,580)      $  (388,459)
                                                ============       ===========

       Net loss per share                       $       (.02)      $      (.02)
                                                ============       ===========

         Weighted average shares outstanding      22,408,000        17,592,578
                                                ============       ===========

                             See accompanying notes.

                      BBJ ENVIRONMENTAL TECHNOLOGIES, INC.

                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                               Three Months Ended March 31,
                                                                                     2002            2001
                                                                                  ----------     --------
Cash flows from operating activities:
  Net loss                                                                     $ (386,580)     $ (388,459)
  Adjustment to reconcile net loss to net
     Cash used in operating activities:
         Depreciation                                                              10,282          10,026
         Compensation due to grant of common stock                                100,000               -
     Changes in current assets and liabilities:
         Accounts receivable                                                      (81,006)        (20,845)
         Inventory                                                                  5,606          (1,748)
         Accounts payable and accrued expenses                                     38,603           4,455
                                                                                ---------       ---------

              Net cash used in operating activities                              (313,095)       (396,571)
                                                                                ---------       ---------

Cash flows from investing activities:
  Purchase of property and equipment                                                 (553)         (2,217)
  Security deposits                                                                  (675)              -
                                                                                ---------       ---------

              Net cash used in investing activities                                (1,228)         (2,217)
                                                                                ---------       ---------

Cash flows from financing activities:
  Proceeds from bank lines of credit                                               56,660               -
  Principal payments on capital leases                                             (6,135)         (4,640)
  Net proceeds from issuance of common and preferred stock                        265,000          (5,000)
                                                                                ---------       ---------

                Net cash provided by (used in) financing activities               315,525          (9,640)
                                                                                ---------       ---------

Net increase (decrease) in cash                                                $    1,202      $ (408,428)

Cash, beginning of period                                                          23,856       1,318,272
                                                                                ---------       ---------

Cash, end of period                                                            $   25,058      $  909,844
                                                                                =========       =========

Supplemental disclosures of cash flow information:
     Interest paid                                                             $    1,034      $    1,875
                                                                                =========       =========

Supplemental disclosures of non-cash financing activities:
    Issuance of one million shares of common stock
    for consulting services                                                    $  100,000      $        -
                                                                                =========       =========

                             See accompanying notes

               BBJ ENVIRONMENTAL TECHNOLOGIES, INC. AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                                 March 31, 2002
                                   (Unaudited)

NOTE A - Basis of Presentation

         The accompanying unaudited consolidated financial statements at March 31, 2002 include the accounts of BBJ Environmental Technologies, Inc. (the "Company") and its subsidiary, BBJ Environmental Solutions, Inc. (acquired on June 1, 2000); and have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position as of March 31, 2002 and results of operations and cash flows for the three months ended March 31, 2002 and 2001. All adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. For further information and a current discussion of the Company's financial condition as of December 31, 2001, references made to the audited consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2001, which was previously filed in March 2002.

NOTE B - Organization and Description of Business

         BBJ Environmental Technologies, Inc., formerly known as Omega Development, Inc., was a development stage enterprise formed under the laws of the State of Nevada to evaluate, structure and complete a business combination in the form of a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company had no business operations and no intention of engaging in active business prior to a business combination with another enterprise. Prior to the reverse acquisition, the Company was a shell company with no material assets, liabilities or operations.

         The Company is operating through its newly acquired subsidiary, BBJ Environmental Solutions, Inc. BBJ Environmental Solutions was formed under the laws of the State of Florida in August 1993. BBJ Environmental Solutions develops, manufactures, and markets products and devices that control contamination and air pollution in heating, ventilation, air-conditioning, and refrigeration ("HVAC/R") systems in homes, offices, health care facilities, schools, food processing plants, and public buildings. All references to "the Company" include BBJ Environmental Technologies, Inc. and BBJ Environmental Solutions, Inc. unless the context indicates otherwise.

NOTE C - Recapitalization

         On May 31, 2000, the Company's stockholders approved a reverse stock split of one-for-three, which became effective on June 2, 2000. Contemporaneously, the Company issued 12,410,666 post-split shares of its common stock in exchange for all the issued and outstanding shares of capital stock of BBJ Environmental Solutions in a recapitalization transaction accounted for similar to a reverse acquisition ("Recapitalization"). All share and per share amounts in this Form 10-QSB have been adjusted to give retroactive effect to the aforementioned reverse stock split of one-for-three and the issuance of the 12,410,666 post-split shares. No change in per share value or authorized number of shares of capital stock occurred as a result of the reverse stock split. The Company was formerly a non-operating public shell corporation with no significant assets and was treated as the "acquired" company in the transaction, but remains the surviving legal entity. Accordingly, the transaction was treated as an issuance of stock by BBJ Environmental Solutions for the net monetary assets of the Company, accompanied by a recapitalization. Since this transaction is in substance a recapitalization of BBJ and not a business combination, a valuation was not performed and no goodwill was recorded. In connection with the Recapitalization, the Company's name was changed to BBJ Environmental Technologies, Inc.

     The assets acquired by the Company include all the assets of BBJ Environmental Solutions, which it utilizes in its operations. These include primarily the following: accounts receivable, inventory, furnishings, and equipment. The nature of the business in which those assets were used by BBJ Environmental Solutions were for the sale of its EPA registered products. The Company intends to continue to use such accounts receivable, inventory, furnishings, and equipment.

NOTE D - Computation of Net Loss Per Common Share

     Loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the year.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Eighth of the Registrant's Certificate of Incorporation provides for it to indemnify any and all directors and officers whom it shall have power to indemnify under Section 78.751 of the Nevada General Corporation Law from and against any and all of the expenses, liabilities or other matter referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director of officer and shall inure to the benefits of the heirs, executors and administrators of such a person. The Registrant has been advised that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Shown below are estimates of the approximate amount of the fees and expenses we have incurred in connection with this offering.

         Securities and Exchange Commission registration fee
           and miscellaneous expenses ........................ $ 1,000
         Legal and accounting fees ...........................  20,000
         Printer's fees and expenses .........................   9,000
                                                               -------
                  Total ...................................... $30,000
                                                               =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The following shares of unregistered securities have been issued by the Registrant in the past three years.

         (i) On June 1, 2000, the Registrant acquired all of the issued and outstanding shares of capital stock of BBJ Environmental Solutions, Inc. in exchange for the issuance of an aggregate of 12,410,666 shares of the Registrant's Common Stock to the 51 former stockholders of BBJ Environmental Solutions, all of whom have represented to the Registrant that they are "accredited investors" within the definition of Rule 501 of Regulation D. As a result of this transaction, we issued 12,410,666 shares of the Registrant's Common Stock to the persons named in the table below, which shares were subsequently registered for resale pursuant to a Form SB-2 Registration Statement, File No. 333-55162. The Registrant issued the above securities without registration in reliance upon the exemption provided by Rule 506 promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended. A Form D was filed with the Securities and Exchange Commission on June 13, 2000.

Name                                            Number of Shares
----                                            ----------------
Robert G. & Barbara Baker                           3,219,890
Jane W. Hollister                                      48,000
Shenandoah Associates L.P                             192,000
Dennis D. & Jackie DiNardo                             34,272
Jack & Florence Frankel                                24,000
Robert C. Baker                                        30,000
Lester Morse                                           42,000
Joseph K. Keegan                                       48,000
Mikaela Gordon                                        138,267
Roy Chapman                                            20,000
Joseph F. & Teresa I. Morgan                          120,000
Donald & Kathy Daley                                   20,000
John F. Kennedy                                        10,000
Rebecca F. Walter                                     240,000
Steve Morse                                            42,000
Charles F. Sornberger                                  48,000
Armand T. Baker                                        30,000
Jerry V. & Beth E. Schinella                        3,359,890
R.P. Gordon Children Family Trust
   Peter Futro Trustee                                425,438
Walter Daniels                                                        48,000
Elizabeth B. Olcott                                     2,000
The Duchess Fund                                       10,000
George G. Mabrey                                       36,000
Rusti L. Baker                                         30,000
Philip T. & Jean E. Amuso                              24,000
Brian Wyka                                             72,000
Brian & Pamela Wyka                                                  240,000
Richard E. Olson                                       48,000
Lexus Partners, Ltd.                                  366,666
Mitzi M. Futro                                        120,000
Mary Bruch                                             10,000
Thomas W Fell, Jr. MD Corp MPPP                        24,000
Robert P. and Elizabeth E. Gordon                     666,666
Richard K. Means, Jr                                  192,000
Charles Sanford                                       144,000
Kelly E. Gordon                                       138,267
Dan Woodward                                           36,000
John & Liz Summer                                      48,000
Jerry Black                                            50,000
Michael J. Gordon                                   1,861,238
Adrienne Grody                                          2,800
Arnett Family Trust                                    19,272
   Walter R. Arnett III, Trustee & Jean B. Arnett, Trustee

         Kennan Dandar                                        48,000
         Caroline V. Baker                                    30,000
         Susan Armstrong                                       5,000
         Doug Kosarek                                          5,000
         Thomas & Pauline Hylton                               5,000
         Richard & Carolyn Dohme                               5,000
         Martin & Germaine Grant                              16,000
         Karen Upperstrom                                     16,000

         (ii) On June 1, 2000, the Registrant sold 100,000 shares of its Common Stock to the three accredited investors named below which shares were subsequently registered for resale pursuant to a Form SB-2 Registration Statement, File No. 333-55162. The issuance of these shares was exempt under Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended. A Form D was filed with the Securities and Exchange Commission on June 13, 2000.

         Julie & Brian Wynne                                  20,000
         Cheryl Demler                                        40,000
         Marc DuMont                                          40,000

         (iii) On June 1, 2000, the Registrant granted, subject to stockholder approval of the Registrant's Stock Option Plan, options to purchase 100,000 shares of its common stock to each of Frank Ragano and Rebecca Walter, former directors of the Registrant, at an exercise price of $1.25 per share with an expiration date of May 31, 2004. The Registrant relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of the above securities. Subsequently, the Registrant's stock option plan was registered on a Form S-8 Registration Statement, File No. 333-62302.

         (iv) Outside of the Registrant's stock option plan, the Registrant has granted a non-affiliated person options to purchase 50,000 shares of our common stock at an exercise price of $1.25 per share. These options expire February 25, 2004. The Registrant also granted GunnAllen Financial, Inc. options to purchase 55,000 shares of its common stock at an exercise price of $1.25 per share. These options expire October 31, 2004. The Registrant granted options to purchase 150,000 shares of its common stock at an exercise price of $1.25 per share to Charles Sanford with expiration dates ranging from August 8, 2002 to October 11, 2002. On February 6, 2001, the Registrant issued series 1 options and series 2 options exercisable at $1.04 per share, each in the amount of 500,000 shares, 225,000 shares, 225,000 shares, 225,000 shares and 225,000 shares to Highlander Enterprises, Inc., Donald Mintmire, Option Consulting Co., Nicholas Salerno and James Newman. These Series 1 options and Series 2 options expired unexercised. The Registrant relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of the above securities.

         (v) In September 2000, Robert P. Gordon converted debentures into 477,126 shares of the Registrant's common stock. In September 2000, the Robert
P. Gordon Children Family Trust converted debentures into 105,552 shares of the Registrant's common stock. The aforementioned debentures were issued in connection with loans described under "Certain Transaction" in the prospectus. The Registrant relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of the above securities.

         (vi) Between February 2002 and April 2002, the Registrant sold 366,000 shares of its Series A Convertible Preferred Stock at $1.00 per share to Banque Privee Edmond de Rothschild (90,000 shares) and Discount Bank and Trust Company (276,000 shares). The Registrant relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of these securities. Subsequently, Banque Privee Edmond de Rothschild converted their 90,000 shares of Series A Preferred Stock into 720,000 shares of the Registrant's Common Stock. Exemption is claimed under Section 3(9) for the conversion of Preferred Stock into Common Stock inasmuch as the Registrant exchanged securities of one class for another without any commissions or other remuneration being paid directly or indirectly for soliciting such exchange.

         (vii) On June 7, 2002, the Registrant entered into a consulting agreement with ACOL International Ltd. pursuant to which the Registrant agreed to issue 1,400,000 shares to ACOL for services rendered (and to be rendered) to the Registrant. The issuance of the aforementioned 1,400,000 shares was (or will be) issued pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended. These 1,400,000 shares are registered in the Registration Statement for resale by ACOL, as a selling stockholder.

ITEM 27. EXHIBITS.

  The following are list of exhibits, all of which are filed herewith, unless otherwise noted.

        Exhibit:

        2.1 Agreement and Plan of Reorganization (incorporated by reference to Form 8-K dated June 1, 2000)
        3.1 Amended and Restated Articles of Incorporation as filed with the Secretary of State of the State of Nevada on June 19, 2001 (Incorporated by reference to the Registrant's Form 10-QSB for its quarter ended June 30, 2001).
        3.2 Designation of Rights and Preferences of Series A Convertible Preferred Stock (incorporated by reference to Registrant's Form 10-KSB for its year ended December 31, 2001).
        3.6 By-Laws of the Registrant (incorporated by reference to Registration Statement on Form S-1, file Number 33-34200).
        5.1      Opinion of Lester Morse P.C.*
        10.1 Facility lease and Amendment No. 1 thereto (Incorporated by reference to Registrant's Form 10-QSB for its quarter ended June 30, 2001).
        10.2     Agreement with ACOL International Ltd. dated as of April 15,
                 2002.*
        10.3 Management Consulting and Business Development Agreement with Michael Nole dated November 1, 2001.*
        10.4 Amendment to Management Consulting and Business Development Agreement with Michael Nole dated as of April 15, 2002.*
        11.1 Statement re: Computation of per share earnings (see Consolidated Statements of Operations and the Notes thereto).
        23.1     Consent of Lester Morse P.C. (included in Exhibit 5.1)*
        23.2     Consent of Kirkland, Russ, Murphy & Tapp, P.A.*

        99.1 Employee Benefit and Consulting Services Compensation Plan adopted November 16, 2000 (Incorporated by reference to the Registrant's Exhibit C to its Proxy Statement, filed in April
                 2001).
        99.2 Amendment to Employee Benefit and Consulting Services Compensation Plan adopted November 16, 2000. (Incorporated by reference to the Registrant's Form 10-QSB for its quarter ended March 31, 2002).
        99.3 Audit Committee Charter adopted in May 2001(incorporated by reference to Registrant's Form 10-KSB for its year ended December 31, 2001).
        99.4     Form of Selling Stockholder Representation Letter*

        --------------
        *Filed herewith.

ITEM 28. UNDERTAKINGS.

       (a) RULE 415 OFFERING
       The Registrant undertakes to:

       1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

        (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) Include any additional or changed material information on the plan of distribution;

         2. For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (b) INDEMNIFICATION

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (c) RULE 430A
         The Registrant will:

         1. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by The Registrant issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         2. For any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida, on this 10 day of July, 2002.

                                        BBJ ENVIRONMENTAL
                                        TECHNOLOGIES, INC.

                                        By:  /s/ Robert G. Baker
                                           ---------------------
                                        Robert G. Baker, Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

                  SIGNATURE                         TITLE                          DATE
                  ---------                         ------                         ----
     /s/ Robert G. Baker                     Chairman of the Board,                July 10, 2002
     --------------------------------        Chief Executive Officer
     Robert G. Baker


     /s/ Jerry V. Schinella                  President, Chief Operating Officer    July 10, 2002
     ---------------------------------       Chief Financial Officer, Director
     Jerry V. Schinella


     /s/ Walter R. Arnett
     ---------------------------------       Director                              July 10,  2002
     Walter R. Arnett



     ---------------------------------       Director                              July 10, 2002
     Olivier d'Auriol



     ---------------------------------       Director                              July 10, 2002
     Jean Caillet

                                  EXHIBIT INDEX

Exhibit:
--------

2.1 Agreement and Plan of Reorganization (incorporated by reference to Form 8-K dated June 1, 2000)

3.1 Amended and Restated Articles of Incorporation as filed with the Secretary of State of the State of Nevada on June 19, 2001 (Incorporated by reference to the Registrant's Form 10-QSB for its quarter ended June 30, 2001).

3.2 Designation of Rights and Preferences of Series A Convertible Preferred Stock (incorporated by reference to Registrant's Form 10-KSB for its year ended December 31, 2001).

3.6 By-Laws of the Registrant (incorporated by reference to Registration Statement on Form S-1, file Number 33-34200).

5.1      Opinion of Lester Morse P.C.*

10.1 Facility lease and Amendment No. 1 thereto (Incorporated by reference to Registrant's Form 10-QSB for its quarter ended June 30, 2001).

10.2     Agreement with ACOL International Ltd. dated as of April 15, 2002.*

10.3 Management Consulting and Business Development Agreement with Michael Nole dated November 1, 2001.*

10.4 Amendment to Management Consulting and Business Development Agreement with Michael Nole dated as of April 15, 2002.*

11.1 Statement re: Computation of per share earnings (see Consolidated Statements of Operations and the Notes thereto).

23.1     Consent of Lester Morse P.C. (included in Exhibit 5.1)*

23.2     Consent of Kirkland, Russ, Murphy & Tapp, P.A.*

99.1 Employee Benefit and Consulting Services Compensation Plan adopted November 16, 2000 (Incorporated by reference to the Registrant's Exhibit C to its Proxy Statement, filed in April 2001).

99.2 Amendment to Employee Benefit and Consulting Services Compensation Plan adopted November 16, 2000. (Incorporated by reference to the Registrant's Form 10-QSB for its quarter ended March 31, 2002).

99.3 Audit Committee Charter adopted in May 2001(incorporated by reference to Registrant's Form 10-KSB for its year ended December 31, 2001).

99.4     Form of Selling Stockholder Representation Letter*

--------------
*Filed herewith.